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Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-139455

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JANUARY 18, 2007)

$75,000,000

2.25% Convertible Senior Notes due 2027

NOTES

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We are offering $75,000,000 aggregate principal amount of our 2.25% convertible senior notes due 2027.

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We will pay 2.25% interest per annum on the principal amount of the notes, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2007. Interest will accrue on the notes from and including February 12, 2007 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.

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The notes will mature on February 15, 2027, unless earlier redeemed, repurchased or purchased by us or converted.

CONVERSION

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The notes will be convertible into cash and, if applicable, shares of our common stock based on an initial conversion rate, subject to adjustment, of 35.8616 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $27.89 per share), in certain circumstances.

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Holders may convert their notes into cash and, if applicable, shares of our common stock prior to stated maturity only under the following circumstances: (1) the notes will be convertible during any calendar quarter after the calendar quarter ending March 31, 2007, if the closing sale price of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter; (2) the notes will be convertible during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the "note measurement period") in which the average trading price per $1,000 principal amount of notes was equal to or less than 97% of the average conversion value of the notes during the note measurement period; (3) the notes will be convertible upon the occurrence of specified corporate transactions; (4) the notes will be convertible if we have called the notes for redemption; and (5) the notes will be convertible at any time from, and including, December 15, 2011 to, and including, February 15, 2012 and at any time on or after February 15, 2025. However, in all cases, the right to convert the notes will terminate at the close of business on the business day immediately preceding the maturity date.

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Upon conversion, holders of notes will receive cash and, if applicable, shares of our common stock, based on the sum of the "daily settlement amounts" described in this prospectus supplement for the 30 consecutive trading day period that begins on, and includes, the third trading day after the day the notes are surrendered for conversion (or, if the notes are surrendered for conversion during the period beginning on the 33rd scheduled trading day prior to the maturity date, the 30 consecutive trading days beginning on, and including, the 30th scheduled trading day prior to the maturity date). We refer to the cash due upon conversion as the "principal return" and the shares, if any, due upon conversion as the "net shares."

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A holder that surrenders notes for conversion in connection with a "make-whole fundamental change" that occurs before February 15, 2012 may in certain circumstances be entitled to an increased conversion rate.

REDEMPTION AND REPURCHASE

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On or after February 15, 2012, we may from time to time at our option redeem the notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of the notes we redeem, plus any accrued and unpaid interest to, but excluding, the redemption date. We will make at least 10 semi-annual interest payments on the notes before we may redeem them.

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On each of February 15, 2012, February 15, 2017 and February 15, 2022, holders may require us to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date.

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Holders may require us to repurchase all or a portion of their notes upon a fundamental change, as described in this prospectus supplement, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

RANKING

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The notes will be our senior unsecured obligations and will rank equally with all of our future senior unsecured indebtedness. The notes will be effectively subordinated to all of our future secured indebtedness. As of September 30, 2006, we had no outstanding secured indebtedness.

LISTING

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The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes and, if developed, may not be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange.

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Our common stock is listed on the NASDAQ Global Market under the symbol "CPTS." On February 6, 2007, the last reported sale price of our common stock was $21.45 per share.

Investing in the notes involves significant risks. See "Risk factors" beginning on page S-13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per note	Total

Public offering price	100%	$75,000,000

Underwriting discounts and commissions	3%	$2,250,000

Proceeds, before expenses, to us	97%	$72,750,000

We have granted to the underwriter the option, exercisable on or before the 30th day after the date of this prospectus supplement, to purchase up to an additional $11,250,000 aggregate principal amount of notes to cover over-allotments, if any.

We expect that the notes will be ready for delivery in book-entry-only form through The Depository Trust Company on or about February 12, 2007.

Sole Book-Running Manager

UBS Investment Bank

The date of this prospectus supplement is February 6, 2007.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any "free writing prospectus" we authorize to be delivered to you. We have not, and the underwriter has not, authorized anyone to provide you with additional information or information different from that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any such "free writing prospectus." We are offering to sell, and seeking offers to buy, our 2.25% convertible senior notes due 2027 only in jurisdictions where those offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any such "free writing prospectus" is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

Prospectus supplement summary

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, including "Risk factors" beginning on page S-13 and the financial statements and the notes to those statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

References in this prospectus supplement to "Conceptus," "we," "us" and "our" refer to Conceptus, Inc.

OUR COMPANY

We develop, manufacture and market the Essure® permanent birth control system, or Essure system, an innovative and proprietary medical device for women that was approved for marketing in the United States in November 2002 by the U.S. Food and Drug Administration, or FDA. The Essure system uses a soft and flexible micro-insert that is delivered into a woman's fallopian tubes to provide permanent birth control by causing a benign tissue in-growth that blocks the fallopian tubes. A successfully placed Essure micro-insert and the subsequent tissue growth, prohibits the egg from traveling through the fallopian tubes and therefore prevents fertilization. The effectiveness rate of the Essure system is 99.74% after five years of follow-up.

OUR MARKET

Birth control use in the United States is prevalent among a majority of women of reproductive age, 15-44 years of age. According to the 2002 National Survey of Family Growth, or NSFG, conducted by the Centers for Disease Control and Prevention and the National Center for Health Statistics, which periodic survey provides the most current available statistics on reproductive health in the United States, an estimated 62% of the 61.6 million women of reproductive age in the United States use some form of birth control. The most common method of contraception in the United States among women using birth control, according to the NSFG, was permanent birth control, including tubal ligation and vasectomy, at 36%, followed by oral contraceptives at 31%, and the male condom at 18%. Among women aged 35-44 years that use some form of birth control, female sterilization was the leading method.

According to the NSFG, approximately 13.8 million women in the United States rely on permanent birth control methods, namely tubal ligation and vasectomy. Published reports estimate that 700,000 tubal ligation procedures are performed each year in the United States, and the prevalence increases with age and number of children. Approximately 89% of women in the United States who have had tubal ligation have two or more children, according to the NSFG. According to this same source, among the women in the United States who have had tubal ligation, approximately 70% are between the ages of 35 and 44. In addition, we estimate that there are approximately 400,000 vasectomy procedures performed each year in the United States.

In addition to permanent birth control procedures, the NSFG estimated that approximately 24.3 million women in the United States use temporary methods of birth control, such as oral contraceptives, condoms, implants, and injectables. Included in this group, according to the same source, are approximately 7.6 million women who have two or more children, which we believe makes them more likely to consider permanent forms of birth control. Furthermore, researchers in a 1999 article published in Family Planning Perspectives theorized that women may not be completely satisfied with long-term use of temporary methods of birth control. The Family Planning Perspectives article reported that 44% of women using temporary birth control change methods for a method-related reason within 12 months, increasing to 61% by 24 months. The NSFG reported the percentage of women who ever used a selected method of contraception and then discontinued the use of that method due to dissatisfaction. These results indicated that 29.2% discontinued the pill, 11.9% discontinued the male condom, 42.3% discontinued Depo-Provera, and 41.6% discontinued Norplant. From these groups, some women discontinued more than one method of birth control. The most common reason for discontinuation of hormonal methods was side effects. The most common reason for discontinuation of the male condom was the partner's dissatisfaction with the method. For these reasons, we believe our market includes not only women who desire permanent birth control, but potentially also women who have completed childbearing but are using either temporary birth control methods or no birth control method at all because no viable non-incisional alternative to tubal ligation has been available until now.

Worldwide, there is a larger market for permanent birth control. The most current and available report on worldwide birth control statistics is the United Nations World Contraceptive Use 2005 report on birth control methods used by reproductive couples. According to the report, 61% of women aged 15-49 years were using a form of contraception. The report indicated that tubal ligation, the leading birth control method worldwide, was used by 21% of reproductive couples, followed by intrauterine devices, or IUDs, at 14%, and oral contraceptives at 8%.

OUR SOLUTION

We developed the Essure system in response to what we perceived as a market need for a permanent, less invasive and less costly alternative to tubal ligation.

The Essure system

The Essure system uses a soft and flexible micro-insert designed to be placed into each fallopian tube during a single procedure using a hysteroscope, an instrument that allows visual examination of the cervix and uterine cavity, and our minimally invasive tubal access delivery system. The delivery system is a disposable plastic handle with a thumb-wheel that is connected to our proprietary guidewire and catheter system. The micro-insert is constructed of a stainless steel inner coil, a dynamic outer coil made from a nickel titanium alloy, called Nitinol, and a layer of polyethylene terephthalate, or polyester fibers, wound between the inner and outer coils. All of these materials have been used in the body for a variety of different applications, including cardiovascular surgery, for many years. Nitinol, a shape-memory metal, has been used in cardiovascular and peripheral vascular stents. Polyester fiber, proven to promote tissue in-growth, has been used in a variety of other medical applications, including artificial heart valves and vascular grafts. Stainless steel has been used in numerous long-term medical applications.

The Essure system is currently being marketed in multiple countries. In the United States, we received FDA approval in November 2002 to market the Essure system. In Europe, we were given approval to affix the CE Mark to the Essure system in 2001, indicating that the Essure system is certified for sale throughout the European Union, subject to compliance with local regulations such as registration with health ministries and/or particular requirements regarding labeling or distribution. In Australia, the Essure system was listed with Australia's Therapeutic Goods Administration in 1999, which allows us to market and sell the product throughout Australia. In Canada, we received clearance from Health Canada in November 2001 to market the Essure system throughout Canada. We market the Essure system in the United States through our direct sales force and internationally through our distributors in Canada and France, which cover Europe, the Middle East, Africa, Mexico, Central America and South America.

Market acceptance of the Essure system depends in part upon the availability of reimbursement within prevailing healthcare payment systems. We believe that physician advocacy of our product will be required to continue to obtain reimbursement. As of September 30, 2006, we have received positive reimbursement decisions for the Essure procedure from most private insurers and 37 of the 51

Medicaid programs in the United States. We intend to continue our effort to educate payers of the cost-effectiveness of our product and to establish further programs to help physicians to navigate reimbursement issues.

The Essure procedure

An Essure micro-insert is deployed into each of the woman's fallopian tubes using a hysteroscope. Using the hysteroscope for guidance, the delivery catheter is guided through the uterus and the opening of the fallopian tube. Once the physician has properly positioned the delivery system in the fallopian tube, the physician releases the micro-insert. When released, the micro-insert automatically expands to the contours of the fallopian tube. Over a three-month time frame, the polyester fibers within the micro-insert elicit a localized, benign tissue in-growth that occludes, or blocks, the fallopian tubes, thereby preventing pregnancy. During this time period, the woman must use another form of birth control while tissue in-growth occurs. At 90 days following the procedure, the patient completes a follow-up examination called a hysterosalpingogram, or HSG, which can determine whether the device was placed successfully and whether the fallopian tubes are occluded.

We believe that the Essure system and procedure represent an attractive alternative to tubal ligation and temporary methods of birth control for patients, physicians, hospitals, and payers. Laparoscopic tubal ligation and tubal ligation by laparotomy typically involve abdominal incisions and/or punctures, general or regional anesthesia, an overnight hospital stay, four to ten days of normal recovery time and the risks associated with an incisional procedure. In contrast, the Essure procedure does not require cutting or penetrating the abdomen, which lowers the likelihood of post-operative pain due to the incisions or punctures. Furthermore, the Essure procedure can be performed in an outpatient setting without general or regional anesthesia and without the need for an overnight hospital stay. In addition, the actual procedure and recovery time is less than that for tubal ligation. For instance, in the Pivotal trial of the Essure system, the total procedure time averaged 35 minutes, with an average of 13 minutes of hysteroscopic time to place the Essure micro-insert. Following the procedure, a patient is typically discharged in approximately 45 minutes and can typically return to regular activities the next day. Also, the Essure system is effective without drugs or hormones and eliminates the recurring management of contraception usage as compared to temporary birth control methods, such as oral contraceptives, implants and injectables. For physicians, the Essure procedure is a short and relatively easily performed procedure. In addition, the Essure procedure eliminates liability risks associated with incisions and use of general and regional anesthesia. Moreover, the procedure can be performed in the convenience of the physician's own office. For the hospital, the Essure procedure allows for the more cost effective utilization of facilities as compared with tubal ligation. Finally, payers are able to experience cost reductions resulting from the elimination of overhead and procedural costs related to anesthesia, the use of an operating room, and post-operative hospital stays associated with tubal ligations. Also, payers benefit from the potential to reduce unplanned pregnancies which are costly to payers.

We require that a hospital have at least one physician preceptored for generally between 3 and 5 cases by a certified trainer before being able to perform the procedure independently. As of September 30, 2006, we had a total of 4,157 doctors in the United States that have either completed or are in the process of completing preceptorship. This represents an increase of 1,275 physicians over the number of physicians at December 31, 2005 and an increase of 1,626 physicians over the number of physicians at September 30, 2005. The level of sales for the Essure system, particularly in this early period of adoption, is highly dependent on the number of physicians trained to perform the procedure.

Effectiveness of the Essure system

In July 2005, we received approval from the FDA to extend effectiveness data on the Essure product labeling. The Premarket Approval, or PMA, supplement filed in January 2005 supports an extension of the effectiveness rate of the Essure system to 99.80% after four years and 99.74% after five years of follow-up, from the previously approved 99.80% at three years. The five-year effectiveness was demonstrated in a small portion of the women undergoing clinical studies. Five year follow up of all patients in clinical trials is ongoing. In November 2005, we filed a PMA supplement with the FDA in order to obtain approval to modify the Essure Physician and Patient labeling to reflect a 94.6% first procedure bilateral placement rate based on results of the post-approval study. In October 2006, we received such approval from the FDA.

OUR STRATEGY

The Essure system is a novel product in the contraception market, which is dominated by procedures that are well established among physicians and patients and are routinely taught to new physicians. As a result, we believe that recommendations and endorsements by physicians will be essential for market acceptance of our product. Physicians are traditionally slow to adopt new products and treatment practices, partly because of perceived liability risks. Our goal is to have the Essure procedure become the gold standard for permanent birth control. The key elements of our strategy include:

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Continue to expand our field sales force, reduce the size of our sales territories, and increase our channels of distribution so as to increase our call frequency on physicians;

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Increase the number of physicians entering preceptorship and attaining certification in the Essure procedure;

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Continue to facilitate the movement of the Essure procedure to the office environment;

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Increase patient awareness, so as to increase the number of women that will ask for information about the Essure procedure;

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Continue to obtain favorable coverage decisions from payers representing the private paying and state-paying Medicaid systems;

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Aid in the implementation of the CPT code and payment schedule at all of the payers that have given a coverage decision;

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Continue to make improvements to the Essure system in both ease of use and clinical performance; and

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Develop a lower cost next generation device.

FINANCIAL GUIDANCE

We expect net sales for the fourth quarter of 2006 to be in the range of $12.8 million to $12.9 million. We expect net sales for fiscal 2006 to be in the range of $41.8 million to $41.9 million. The net loss for the fourth quarter of 2006 is expected to be in the range of $4.0 million to $4.4 million, or $0.14 to $0.15 per share on an estimated 29.2 million shares outstanding, including stock-based compensation expense, which we expect to be in the range of $1.6 million to $1.8 million. We expect the net loss for 2006 to be in the range of $18.6 million to $19.0 million, or $0.64 to $0.66 per share on an estimated 29.0 million shares outstanding. This net loss range includes stock-based compensation expense, which the Company expects to be in the range of $6.1 million to $6.3 million.

For 2007, we expect net sales for the full year to be in the range of $66 million to $68 million and for the first quarter to be in a range of $13.6 million to $14.0 million. We expect net loss for the full year of 2007 to be in the range of $8.1 million to $8.7 million and for the first quarter of 2007 to be in the range of $4.5 million to $4.8 million. This net loss guidance includes stock-based compensation expense, which we expect to be in the range of $6.3 million to $6.5 million for the full year of 2007 and $1.5 million to $1.7 million for the first quarter of 2007. This net loss guidance for the full year and the first quarter of 2007 excludes any effect of this notes offering.

Our financial guidance stated above is preliminary and does not present all information necessary for an understanding of our financial performance. Moreover, our full year 2006 financial results are currently being audited by our independent registered public accounting firm. The completion of our 2006 financial statements, and the related audit of these financial statements, could result in changes to the financial guidance stated above. For additional information regarding the various risks and uncertainties which may affect our future results, see the factors and risks described under the headings, "Risk factors" and "Forward-looking statements" in this prospectus supplement.

CORPORATE INFORMATION

We were incorporated in Delaware in 1992. Our principal executive offices are located at 331 East Evelyn Avenue, Mountain View, CA 94041. Our telephone number is (650) 962-4000. Our website addresses are www.conceptus.com and www.essure.com. The information contained in our website is not a part of this prospectus supplement or the accompanying prospectus.

The offering

Issuer	Conceptus, Inc.
Notes
$75,000,000 aggregate principal amount of 2.25% convertible senior notes due 2027. We have granted to the underwriter an option to purchase up to $11,250,000 aggregate principal amount of additional notes to cover over-allotments, if any.
Maturity	The notes will mature on February 15, 2027, unless earlier redeemed, repurchased or purchased by us or converted.
Interest payment dates
We will pay 2.25% interest per annum on the principal amount of the notes, payable semi-annually in arrears on February 15 and August 15 of each year, starting on August 15, 2007 to holders of record at the close of business on the preceding February 1 and August 1, respectively. Interest will accrue on the notes from and including February 12, 2007 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.
Ranking
The notes will be our senior unsecured obligations and will rank equally with all of our future senior unsecured indebtedness. The notes will be effectively subordinated to all of our future secured indebtedness. As of September 30, 2006, we had no outstanding secured indebtedness. See "Description of notes—Ranking."
Conversion rights
The notes will be convertible into cash and, if applicable, shares of our common stock, $0.003 par value per share, based on an initial conversion rate, subject to adjustment, of 35.8616 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $27.89 per share), only in the following circumstances and to the following extent:
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the notes will be convertible during any calendar quarter after the calendar quarter ending March 31, 2007, if the closing sale price of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;
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the notes will be convertible during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the "note measurement period") in which the average trading price per $1,000 principal amount of notes was equal to or less than 97% of the average conversion value of the notes during the note measurement period;
	–>	the notes will be convertible if we make certain distributions on our common stock or engage in certain transactions;

	–>	the notes will be convertible if we call the notes for redemption; and
	–>	the notes will be convertible at any time from, and including, December 15, 2011 to, and including, February 15, 2012 and at any time on or after February 15, 2025.
However, in all cases, the right to convert the notes will terminate at the close of business on the business day immediately preceding the maturity date.

Upon conversion, holders will receive, per $1,000 principal amount being converted, a "settlement amount" that is equal to the sum of the "daily settlement amounts" for each of the 30 trading days during the "cash settlement averaging period."

The "cash settlement averaging period" with respect to any note means 30 consecutive trading day period that begins on, and includes, the third trading day after the day the notes are surrendered for conversion (or, if the notes are surrendered for conversion during the period beginning on the 33rd scheduled trading day prior to the maturity date, the 30 consecutive trading days beginning on, and including, the 30th scheduled trading day prior to the maturity date).
The "daily settlement amount" for a given trading day consists of:
	–>	cash equal to the lesser of $33.33 and the "daily conversion value"; and
	–>	to the extent the daily conversion value exceeds $33.33, a number of shares equal to:
		–>	the excess of the daily conversion value over $33.33, divided by
		–>	the volume weighted average price per share of our common stock on that trading day.

We refer to the cash due upon conversion as the "principal return," and we refer to the shares, if any, that are due upon conversion as the "net shares." The "daily conversion value" on a given trading day generally means one thirtieth of the product of the applicable conversion rate and the volume weighted average price per share of our common stock on that trading day.

A holder that surrenders notes for conversion in connection with a "make-whole fundamental change" that occurs before February 15, 2012 may in certain circumstances be entitled to an increased conversion rate.
See "Description of notes—Conversion rights."
Sinking fund	None.

Redemption of notes at our option
On or after February 15, 2012, we may from time to time at our option redeem the notes, in whole or in part, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus any accrued and unpaid interest to, but excluding, the redemption date. See "Description of notes—Redemption of notes at our option."
Purchase of notes by us at the option of the holder
On each of February 15, 2012, February 15, 2017 and February 15, 2022, holders may require us to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date. See "Description of notes—Purchase of notes by us at the option of the holder."
Right of holder to require us to repurchase notes if a fundamental change occurs
If a fundamental change, as described in this prospectus supplement, occurs, holders may require us to repurchase all or a portion of their notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date. See "Description of notes—Holders may require us to repurchase their notes upon a fundamental change."
Events of default
If an event of default on the notes has occurred and is continuing, the principal amount of the notes plus any accrued and unpaid interest may become immediately due and payable. These amounts automatically become due and payable upon certain events of default. See "Description of notes—Events of default."
Use of proceeds
The net proceeds to us from this offering are expected to be approximately $72.4 million (or approximately $83.3 million if the underwriter exercises in full its over-allotment option to purchase additional notes), after the payment of underwriting discounts and commissions and the estimated offering expenses payable by us. We intend to use a portion of the net proceeds of this offering to pay the net cost of the convertible note hedge and warrant transactions described below, which we estimate will be approximately $7.5 million, and which we intend to enter into with certain dealers in connection with the offering of the notes. See "Convertible note hedge and warrant transactions." If the underwriter exercises its over-allotment option, we intend to use a portion of the net proceeds from the sale of the additional notes to pay the net cost of additional convertible note hedge and warrant transactions described below. We intend to use the remaining net proceeds for general corporate purposes, which may include working capital and/or possible acquisitions of other businesses, technologies or products. See "Use of proceeds."

Convertible note hedge and warrant transactions
Concurrently with this offering, we intend to enter into convertible note hedge transactions with one or more dealers, including UBS AG, London Branch, an affiliate of the underwriter of this offering. The convertible note hedge transactions are expected to reduce the potential dilution with respect to our common stock upon conversion of the notes. We also intend to enter into warrant transactions with the dealers with whom we enter into the note hedge transactions. If the underwriter exercises its over-allotment option, we intend to use a portion of the net proceeds from the sale of the additional notes to enter into additional convertible note hedges relating to the additional notes and to sell additional warrants to the dealer counterparties.
In connection with hedging the convertible note hedge and warrant transactions, the dealers with whom we enter into these transactions, or their affiliates:
	–>	expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the offering of the notes; and
–>
may enter into or unwind various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the offering of the notes (and are likely to do so during any cash settlement averaging period related to a conversion of the notes).
These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the offering of the notes.

In addition, the dealers with whom we enter into the convertible note hedge and warrant transactions, or their affiliates, may unwind various derivatives and/or purchase or sell our common stock in secondary market transactions prior to the maturity of the notes (and are likely to do so during any cash settlement averaging period related to a conversion of the notes), which could adversely affect the price of our common stock and the notes.

For a discussion of the impact of any market or other activity by the dealers with whom we enter into the convertible note hedge and warrant transactions, or their affiliates, see "Risk factors—Risks related to the notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock," "Convertible note hedge and warrant transactions" and "Underwriting."

DTC eligibility
The notes will be issued in book-entry-only form and will be represented by one or more global certificates, without interest coupons, deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders may not exchange interests in their notes for certificated securities. See "Description of notes—Form, denomination and registration of notes."
Listing and trading
The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes and, if developed, may not be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange.
Certain U.S. federal tax consequences
For a discussion of certain U.S. federal tax considerations relating to the purchase, ownership and disposition of the notes and shares of common stock into which the notes are convertible, see "Certain U.S. federal income tax consequences."
Option of underwriter to purchase additional notes
We have granted to the underwriter the option, exercisable on or before the 30th day after the date of this prospectus supplement, to purchase up to an additional $11,250,000 aggregate principal amount of notes to cover over-allotments, if any.
Risk factors
In analyzing an investment in the notes we are offering pursuant to this prospectus supplement and accompanying prospectus, you should carefully consider, along with other matters included or incorporated by reference in this prospectus supplement and accompanying prospectus, the information set forth under "Risk factors."

For a more complete description of the terms of the notes, see "Description of notes."

SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA

The following table presents our summary historical condensed consolidated financial data for the years ended December 31, 2003, 2004 and 2005, and for the nine months ended September 30, 2005 and 2006. Our condensed consolidated statements of operations data for the years ended December 31, 2003, 2004 and 2005 have been derived from our audited consolidated financial statements which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our condensed consolidated statements of operations data for each of the nine-month periods ended September 30, 2005 and 2006 and our condensed consolidated balance sheet data as of September 30, 2006 have been derived from our unaudited condensed consolidated financial statements which are incorporated by reference herein and which, in our opinion, have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for these periods. These historical results are not necessarily indicative of results to be expected for any future period, and results of interim periods are not necessarily indicative of the results for the entire year. The as adjusted summary balance sheet data gives effect to the receipt of the net proceeds from the issuance and sale of the notes and the warrant transactions and the application of a portion of the net proceeds therefrom as set forth under "Use of Proceeds" to fund the convertible note hedge transactions described under "Convertible note hedge and warrant transactions."

You should read this summary data together with our audited consolidated financial statements and related notes and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2005 and our unaudited condensed consolidated financial statements and related notes and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Years ended December 31,			Nine months ended September 30,
	2003	2004	2005	2005	2006

				(unaudited)
	(in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Net sales	$7,700	$11,612	$21,169	$14,402	$28,978
Cost of goods sold(1)	6,587	7,112	8,396	5,828	10,020

Gross profit	1,113	4,500	12,773	8,574	18,958
Operating expenses:
Research and development(1)	6,048	4,067	4,264	3,020	3,299
Selling, general and administrative(1)	35,256	27,075	31,255	23,568	31,200

Total operating expense	41,304	31,142	35,519	26,588	34,499
Operating loss	(40,191)	(26,642)	(22,746)	(18,014)	(15,541)
Interest and other income, net	663	573	945	611	985

Net loss	$(39,528)	$(26,069)	$(21,801)	$(17,403)	$(14,556)

Basic and diluted net loss per share	$(1.83)	$(1.05)	$(0.82)	$(0.67)	$(0.50)

Weighted-average shares used in computing basic and diluted net loss per share	21,565	24,754	26,725	26,046	28,938

(1)
Prior to the adoption of SFAS No. 123(R) on January 1, 2006, we accounted for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 (or "APB 25"), "Accounting for Stock Issued to Employees,"

  and related interpretations in accounting for our stock-based compensation plans, as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," (or "SFAS No. 123") and as amended by SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123." Costs of good sold, research and development and selling, general and administrative amounts in the table above include the following amounts related to stock-based compensation.:

	Years ended December 31,			Nine months ended September 30,
	2003	2004	2005	2005	2006

				(unaudited)
	(in thousands, except per share amounts)
Cost of goods sold	$—	$—	$96	$61	$123
Research and development	300	142	141	105	531
Selling, general and administrative	323	651	852	619	3,856
	As of September 30, 2006
	Actual	As adjusted(1)

	(in thousands) (unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$25,687	$90,537
Working capital	27,565	92,415
Total assets	39,448	106,948
Long term debt	—	75,000
Accumulated deficit	(219,686)	(219,686)
Total stockholders' equity	32,648	25,148

(1)
Adjusted to give effect to the offering of the notes (assuming no exercise of the underwriter's over-allotment option and not giving effect to conversion of the notes), after deducting underwriting discounts and commissions and our estimated offering expenses, the sale of the warrants and the application of a portion of the net proceeds therefrom as set forth under "Use of Proceeds" to fund the convertible note hedge transactions described under "Convertible note hedge and warrants transactions."

Risk factors

Investing in the notes involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus supplement and accompanying prospectus, you should carefully consider the risks described below before purchasing the notes. If any of the following risks actually occurs, our business, results of operations and financial condition will likely suffer. As a result, the trading price of the notes and our common stock may decline, and you might lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

We are presently a one-product company and if our product fails to gain market acceptance, our business will suffer.

Notwithstanding FDA approval to market the Essure system in November 2002, the Essure system is a novel product compared to other products in the contraception market, which is dominated by procedures that are well established among physicians and patients and are routinely taught to new physicians. As a result, we believe that recommendations and endorsements by physicians will be essential for market acceptance of our product. We do not know whether physicians and patients will accept our product or whether we will be able to obtain their recommendations or endorsements in sufficient amounts to be profitable. We believe that physicians will not use a product unless they determine, based on clinical data and other factors, that it is an attractive alternative to other means of contraception and that it offers clinical utility in a cost-effective manner. Physicians are traditionally slow to adopt new products and treatment practices, partly because of perceived liability risks. We are dependent on the Essure system, which is currently our only commercial product. If the Essure system does not achieve significant market acceptance among physicians, patients and healthcare payers, even if reimbursement levels are sufficient and necessary U.S. and international regulatory approvals are maintained, we may never achieve significant revenues or profitability.

We have a limited history of operation with the Essure system and since inception, have had a negative cash flow from operations and incurred operating losses. We expect to incur operating losses for the foreseeable future and we may never achieve or maintain profitability.

We have a limited history of operation with the Essure system and since our inception in 1992, we have had a negative cash flow from operations and have incurred operating losses, including operating losses of $22.7 million in the fiscal year 2005, $26.6 million in fiscal 2004 and $40.2 million in fiscal 2003. Our operating loss for the nine months ended September 30, 2006 was $15.5 million. We expect to continue to incur significant operating expenses and net losses as we continue sales and marketing efforts in the United States. Our net loss will continue until sufficient revenues can be generated to offset these expenses. These losses have caused and will cause our stockholders' equity and net current assets to decrease. We may not be able to generate these revenues, and we may never achieve profitability. Our failure to achieve and sustain profitability would negatively impact the market price of our common stock and our ability to satisfy our obligations under the notes.

If the effectiveness and safety of our product are not supported by long-term data, we may not achieve market acceptance and we could be subject to liability.

In September 2005, we received FDA approval to terminate our post-approval study with physicians newly trained in performing the Essure procedure due to the positive placement data obtained to date. The purpose of the post-approval study, required by FDA as a condition of the November 2002 approval of the Essure system, was to determine the rate of successful bilateral placements of the Essure micro-inserts at first attempt with a large number of newly trained physicians who were not part of the previous clinical studies. Although treatment of the total number of patients required by FDA had not been completed, the data obtained provided us with the ability to request an early termination of the study. Because of the FDA ruling, the PMA Supplement submitted in March 2005 has been re-classified as a Final Report. The results of the post-approval study demonstrated an improvement in placement rates from those obtained in the pivotal study. In November 2005, we filed a PMA supplement with the FDA in order to obtain approval to modify the Essure Physician and Patient labeling to reflect a 94.6% first procedure bilateral placement rate based on results of the post-approval study. In October 2006, we received such approval from the FDA.

Nevertheless, the long-term results of using the Essure device will not be available for several years. If long-term studies or clinical experience indicate that the Essure system is less effective or less safe than our current data suggest, we may not achieve or sustain market acceptance and/or we could be subject to significant liability.

Our advertising campaigns may not be successful.

Our advertising programs, which are aimed at increasing consumer awareness for our product, are generally expensive and may have limited success, if any. We have recently increased the number and extent of these advertising programs to make more women aware of the Essure procedure. Such campaigns require consumers to make contact with an Essure trained physician, often involving a referral from their primary care physician, and to then be provided information regarding birth control options by the physician, be pre-authorized for insurance reimbursement and then be scheduled for the procedure. Many of these steps are not within our control, and the programs may not result in revenue generation commensurate with their costs.

If we fail to manage any expansion or acquisition, our business could be impaired.

We may in the future acquire one or more technologies, products or companies that complement our business. We may not be able to effectively integrate these into our business and any such acquisition could bring additional risks, exposures and challenges to our company. In addition, acquisitions may dilute our earnings per share, disrupt our ongoing business, distract our management and employees, increase our expenses, subject us to liabilities and increase our risk of litigation, all of which could harm our business. If we use cash to acquire technologies, products or companies, it may divert resources otherwise available for other purposes. If we use our common stock to acquire technologies, products or companies, our stockholders may experience substantial dilution. If we fail to manage any expansion or acquisition, our business could be impaired.

We face intense competition, and if we are unable to compete effectively, demand for the Essure system may be reduced.

The medical device industry is highly competitive and is characterized by rapid and significant technological change. The length of time required for product development and regulatory approval plays an important role in a company's competitive position. As we commercialize Essure, we expect to compete with:

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other methods of permanent contraception, in particular tubal ligation;

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other methods of non-permanent contraception, including devices such as intrauterine devices, or IUDs, vaginal rings, condoms and prescription drugs such as the birth control pill, injectable and implantable contraceptives and patches; and

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other companies that may develop permanent contraception devices that are similar to or otherwise compete with the Essure system.

We are aware of a company that is in the clinical stages of development for non-incisional permanent contraception devices. In addition, new competition and products may arise due to mergers or acquisitions completed by others. Our competitors may be acquired by companies with greater corporate, financial, operational, sales and marketing resources, and more experience in research and development than we have. We cannot assure you that our competitors will not succeed in developing or marketing technologies or products that may render the Essure system obsolete or noncompetitive or reduce demand for the Essure system. For example, a December 2006 press report linked a decline in the price of our common stock with the announcement that a competitor had asked the FDA to approve its permanent birth control product. That press report also discussed the potential acquisition of that competitor by well capitalized medical device companies. We may not have the financial resources, technical expertise, marketing, distribution or support capabilities to compete successfully in the future.

Our financial guidance is subject to change and does not present all information necessary for an understanding of our financial performance.

Our financial guidance stated under the heading "Prospectus supplement summary—Financial guidance" in this prospectus supplement is subject to change and does not present all information necessary for an understanding of our financial performance. We are preparing our complete financial statements for the year ended December 31, 2006, but these financial statements will not be available until after this offering is completed and consequently will not be available to you prior to investing. Moreover, the full year 2006 financial results are currently being audited by our independent registered public accounting firm. Our completion of our 2006 financial statements, and the related audit of these financial statements, could result in changes to the financial guidance contained in this prospectus supplement. You should carefully consider these qualifications in evaluating our financial guidance.

We, our contract manufacturer and our subcontractors may not meet regulatory quality standards applicable to our manufacturing processes, which could have an adverse effect on our business.

As a medical device manufacturer, we are required to register with the FDA and are subject to periodic inspection by the FDA for compliance with the FDA's Quality System Regulation (QSR) requirements, which require manufacturers of medical devices to adhere to certain good manufacturing practice regulations, including testing, quality control and documentation procedures. In addition, the federal Medical Device Reporting regulations require us to provide information to the FDA whenever there is evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury or, if a malfunction were to occur, could cause or contribute to a death or serious injury. Compliance with applicable regulatory requirements is subject to continual review and is rigorously monitored through periodic inspections by the FDA. Our contract manufacturer, component suppliers and other subcontractors are also required to meet certain standards applicable to their manufacturing processes.

In April 2004, we received FDA approval to begin manufacturing the Essure product at Accellent, Inc., or Accellent, formerly named Venusa, our third-party subcontractor located in Mexico. We transitioned almost all of our internal manufacturing operations to Accellent by the end of 2004 to manufacture the components and assemble our product. Similarly, we have subcontracted with Sterigenics International to handle the sterilization of our products. We cannot assure you that we, our contract manufacturer, component suppliers or other subcontractors will be able to maintain compliance with all regulatory requirements. The failure by us or contract manufacturer, component suppliers or other subcontractors to achieve or maintain compliance with these requirements or quality standards may disrupt our ability to supply products sufficient to meet demand until compliance is achieved or, in the case of our contract manufacturer, component supplier or subcontractor, until a new manufacturer, supplier or subcontractor has been identified and evaluated. In addition, our failure to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could harm our business. Furthermore, we cannot assure you that if we find it necessary to engage new manufacturers, suppliers or subcontractors to satisfy our business requirements, that we will be able to locate new manufacturers, suppliers or contractors who are in compliance with regulatory requirements. Our failure to do so could have a material adverse effect on our business.

We may experience disruption in supply due to our dependence on our contract manufacturers to supply our commercial product requirements and our inability to obtain suppliers of certain components for our products.

Our suppliers may encounter problems during manufacturing due to a variety of reasons, including failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunctions, labor shortages or environmental factors. In addition, we and our third party manufacturer purchase both raw materials used in our product and finished goods from various suppliers, and we rely on a single source supplier for certain components of our product. Although we anticipate that we have adequate sources of supply and/or inventory of these components to handle our production needs for the foreseeable future, if we or our contract manufacturer are unable to secure on a timely basis sufficient quantities of the materials we depend on to manufacture our products, if we encounter delays or contractual or other difficulties in our relationships with these suppliers, or if we cannot find suppliers at an acceptable cost, then the manufacture of our products may be disrupted, which could increase our costs and have a material adverse effect on our business.

Our agreements and contracts entered into with partners and other third parties may not be successful.

We signed in the past and may pursue in the future contracts and agreements with third parties that would assist our marketing, manufacturing, selling and distribution efforts. For example, in January 2004, we completed the sale of our wholly-owned French subsidiary for a nominal amount to an investor group comprised of our former French management team, and signed a long-term exclusive distribution agreement for the Essure device with the acquiring group, Conceptus SAS, for certain markets. The sale agreement includes a long-term call option that is intended to enable us to repurchase Conceptus SAS. We and Conceptus SAS are contemplating entering into an amendment to the call option that would prohibit us from exercising the option in 2007 and, subject to satisfaction of certain conditions, require us to exercise the option in 2008. In addition, the proposed amendment would revise product pricing. In addition, in January 2005, we decided to market and sell our product in Australia through a third party distributor and closed down our direct operations. We cannot assure you that these agreements or arrangements or any others entered into in the future will be successful.

Government or third party reimbursement for the Essure procedure may not be available or may be inadequate, which would limit our future product revenues and delay or prevent our profitability.

Market acceptance of the Essure system in the United States and in international markets will depend in part upon the availability of reimbursement within prevailing healthcare payment systems. Reimbursement systems in international markets vary significantly by country and sometimes by region, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government-managed health care systems that determine reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as government-managed systems. Regardless of the type of reimbursement system, we believe that physician advocacy of our product will be required to obtain reimbursement.

Availability and extent of continued reimbursement will depend, at least in part, on the clinical and cost effectiveness of our product. We cannot assure you that reimbursement for our product will continue to be available in the United States or in international markets under either government or private reimbursement systems, or that physicians will support and advocate reimbursement for use of our product for all indications intended by us. In February 2006, The Centers for Medicare and Medicaid Services, or CMS, published a proposed rule that would impact a wide variety of medical procedures. In that proposed rule, the physician global fee for the Essure procedure was proposed to be reduced over a 4-year period by a total of 26%. In its final rule for 2007, published in November 2006, the CMS reduced the physician global fee for the Essure procedure from $2,095 to $1,940. At the same time, the final rule for 2007 increased outpatient hospital payments and we were able to separately secure an increase in reimbursement for the Essure procedure for the ambulatory surgery channel. We have also had reimbursement reductions in France and have had coverage declined in Australia. We may be unable to obtain or maintain reimbursement in any country within a particular time frame, for a particular amount, or at all, which would limit our future product revenues and delay or prevent our profitability.

We may not maintain regulatory approvals for the Essure system, which would delay or prevent us from generating product revenues, and would harm our business and force us to curtail or cease operations.

Numerous government authorities, both in the United States and internationally, regulate the manufacture and sale of medical devices, including the Essure system. In the United States, the principal regulatory authorities are the FDA and corresponding state agencies, such as the California Department of Health Services. The process of obtaining and maintaining required regulatory clearances is lengthy, expensive and uncertain.

We have received FDA approval to market the Essure system in the United States. If we lose that approval or fail to comply with existing or future regulatory requirements, it would delay or prevent us from generating further product revenues.

Sales of medical devices outside of the United States are subject to international regulatory requirements that vary widely from country to country. The time required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing may differ significantly from FDA requirements. Many countries in which we currently market or intend to market the Essure system either do not currently regulate medical devices or have minimal registration requirements; however, these countries may develop more extensive regulations in the future, which could delay or prevent us from marketing the Essure system in these countries.

The FDA and certain foreign regulatory authorities impose numerous requirements with which medical device manufacturers must comply in order to maintain regulatory approvals. FDA enforcement policy strictly prohibits the promotion of approved medical devices for uses other than those for which the device is specifically approved by the FDA. We are required to adhere to applicable FDA regulations, such as QSR, and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with QSR and other applicable regulatory requirements are monitored through periodic inspections by federal and state agencies, including the FDA and the California Department of Health Services, and by comparable agencies in other countries.

If we fail to comply with applicable regulatory requirements, we may be subject to, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of approvals and criminal prosecution, any of which could negatively impact our business.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws and regulations and, if we are unable to fully comply with such laws, could face substantial penalties.

Our operations may be directly or indirectly affected by various broad state and federal healthcare fraud and abuse laws. Such laws include the federal Anti-Kickback Statute and related state anti-kickback laws, which prohibit any person from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, to induce or reward either the referral of an individual, or the furnishing, purchasing, leasing or ordering of, or arranging for or recommending the furnishing, purchasing, leasing or ordering of an item or service, for which payment may be made under federal healthcare programs, such as Medicaid programs. The federal Stark law and self-referral prohibitions under analogous state laws restrict referrals by physicians and, in some instances, other healthcare providers, practitioners and professionals, to entities with which they have indirect or direct financial relationships for furnishing of designated health services. These healthcare fraud and abuse laws are subject to evolving interpretations by various state and federal enforcement and regulatory authorities. Under current interpretations of the federal false claims act and certain similar state laws, some of these laws may also be subject to enforcement in a qui tam lawsuit brought by a private party "whistleblower," with or without the intervention of the government.

If our past or present operations are found to be in violation of these laws and not protected under a statutory exception or regulatory safe harbor provision to the applicable fraud and abuse laws, we, our officers or our employees may be subject to civil or criminal penalties, including large monetary penalties, damages, fines, imprisonment and exclusion from federal healthcare program participation, including the exclusion of our products from use in treatment of Medicaid or other federal healthcare program patients. If federal or state investigations or enforcement actions were to occur, our business and financial condition would be harmed.

Our intellectual property rights may not provide meaningful commercial protection for our product, which could enable third parties to use our technology, or very similar technology, and could impair our ability to compete in the market.

We rely on patent, copyright, trade secret and trademark laws to limit the ability of others to compete with us using the same or similar technology in the United States and other countries. However, as described below, these laws afford only limited protection and may not adequately protect our rights to the extent necessary to sustain any competitive advantage we may have. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights abroad. These problems can be caused by the absence of rules and methods for defending intellectual property rights.

We will be able to protect our technology from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets. The patent positions of companies developing medical devices, including our patent position, generally are uncertain and involve complex legal and factual questions concerning the enforceability of such patents against alleged infringement. Recent judicial decisions have established new case law and a reinterpretation of previous patent case law, and consequently we cannot assure you that historical legal standards surrounding the questions of infringement and validity will be applied in future cases. In addition, legislation may be pending in U.S. Congress that, if enacted in its present form, may limit the ability of medical device manufacturers in the future to obtain patents on surgical and medical procedures that are not performed by, or as a part of, devices or compositions that are themselves patentable. Our ability to protect our proprietary methods and procedures may be compromised by the enactment of this legislation or any other limitation or reduction in the patentability of medical and surgical methods and procedures. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may therefore diminish the value of our intellectual property.

We own, or control through licenses, a variety of issued patents and pending patent applications. However, the patents on which we rely may be challenged and invalidated, and our patent applications may not result in issued patents. Moreover, our patents and patent applications may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. We also face the risk that others may independently develop similar or alternative technologies or design around our patented technologies.

We have taken security measures to protect our proprietary information, especially proprietary information that is not covered by patents or patent applications. These measures, however, may not provide adequate protection of our trade secrets or other proprietary information. We seek to protect our proprietary information by entering into confidentiality agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants could still disclose our proprietary information and we may not be able to protect our trade secrets in a meaningful way. If we lose any employees, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees despite the existence of a nondisclosure and confidentiality agreement and other contractual restrictions designed and intended to protect our proprietary technology. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our trade secrets.

Our ability to compete effectively will depend substantially on our ability to develop and maintain proprietary aspects of our technology. Our issued patents, any future patents that may be issued as a result of our U.S. or foreign patent applications, or the patents under which we have license rights may not offer any degree of protection against competitive products. Any patents that may be issued or licensed to us or any of our patent applications could be challenged, invalidated or circumvented in the future.

If we cannot operate our business without infringing third-party intellectual property rights, our prospects will suffer.

Our success will depend in part on our ability to operate without infringing or misappropriating the proprietary rights of others. We may be exposed to future litigation by third parties based on claims that our product infringes the intellectual property rights of others. There are numerous issued patents in the medical device industry and, as described in the next risk factor, the validity and breadth of medical device patents involve complex legal and factual questions for which important legal principles remain unresolved. Our competitors may assert that our product and the methods we employ may be covered by U.S. or foreign patents held by them. In addition, because patent applications can take many years to issue, there may be currently pending patent applications of which we are unaware that may later result in issued patents that our product may infringe. There could also be existing patents of which we are unaware that our product may inadvertently infringe. If we lose a patent infringement lawsuit, we could be prevented from selling our product unless we can obtain a license to use technology or ideas covered by that patent or are able to redesign the product to avoid infringement. A license may not be available to us on terms acceptable to us, or at all, and we may not be able to redesign our product to avoid any infringement. If we are not successful in obtaining a license or redesigning our product, we may be unable to sell our product and our business would suffer.

We have been, and may be in the future, a party to patent litigation, which could be expensive and divert our management's attention.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the industry have used intellectual property litigation to gain a competitive advantage. We may become a party to patent infringement claims and litigation or interference proceedings declared by the U.S. Patent and Trademark Office, or PTO, to determine the priority of inventions. The defense and prosecution of these matters are both costly and time consuming. We may need to commence proceedings against others to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. These proceedings would result in substantial expense to us and significant diversion of effort by our technical and management personnel.

We were involved in a patent infringement suit with a third party, Ovion, Inc., or Ovion, which is now a subsidiary of American Medical Systems, or AMS, concerning two patents that it owns. Ovion indicated that it believed that the claims of these patents cover the Essure system and its use. On October 22, 2003, we entered into a settlement agreement with Ovion pursuant to which we received a sole, worldwide license to Ovion's patent rights relative to the current design of the Essure system, and Ovion may not grant any additional such licenses to other parties. The settlement agreement provided for the payment of a royalty to Ovion that will be equal to 3.25% of the cumulative net sales of the Essure system in excess of $75.0 million for a period of no longer than ten years. In addition, the settlement agreement provided for a cash payment of $2.0 million in the fourth quarter of 2003 as a prepaid royalty, and a license fee of $2.0 million payable in our common stock in equal installments in the first and second quarters of 2004. Ovion was not granted any rights to our intellectual property pursuant to the settlement agreement. The settlement agreement was approved by the U.S. District Court for the Northern District of California on November 4, 2003.

Although we have reached a settlement agreement with Ovion, we believe that Conceptus is the true owner of certain subject matter claimed in some of Ovion's patents and applications and we have requested that the PTO declare an interference. An interference is a proceeding within the PTO to determine which party was the first to invent, and which party is thereby entitled to ownership of the claimed subject matter. We do not know whether the PTO will declare an interference, whether we invented the claimed subject matter prior to Ovion's date of invention, or whether we will prevail in an interference proceeding if it is declared by the PTO. If the PTO decides an interference in our favor and we are found to have priority of invention, we may avoid having to pay Ovion future royalties on the sales of our product.

In addition, we have corresponded with AMS and Adiana, Inc. and brought to their attention certain patents owned by us. To the extent that either of these companies or others commercialize future products that we believe infringe our patents, a dispute regarding the infringement of our patents may result.

An adverse determination in litigation or interference proceedings to which we are or may become a party could subject us to significant liabilities to third parties, require us to seek licenses from third parties, or result in the loss of patent coverage. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. We may be unable to obtain necessary licenses on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling the Essure system.

One of the patents included in our license from Target Therapeutics, a division of Boston Scientific Corporation, has been the subject of reexamination proceedings in the PTO and an infringement lawsuit by Target Therapeutics. We are not a party to this lawsuit. The patent is directed to variable stiffness catheters for use with guidewires, as might be used in our future products. Although the PTO reaffirmed the patent with amended claims and the lawsuit was settled, the patent could be challenged or invalidated in the future. If this patent is invalidated, our ability to prevent others from using this proprietary technology would be compromised.

Our future liquidity and capital requirements are uncertain.

As we commercialize the Essure system on a wide-scale basis, we may require additional financing and therefore may in the future seek to raise additional funds through bank facilities, debt or equity offerings or other sources of capital. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants and interest expenses that will affect our financial results. Additional funding may not be available when needed or on terms acceptable to us. If we are unable to obtain additional capital, we may be required to delay, reduce the scope of or eliminate our selling and marketing activities. Our future liquidity and capital requirements will depend upon many factors, including, among others:

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the rate of product adoption by doctors and patients;

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obtaining government and third-party reimbursement for the Essure procedure;

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the liquidity of private insurance systems, as well as the timeliness of payments of government-management reimbursement systems;

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our ability to improve our days sales outstanding;

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the resources devoted to increasing manufacturing capacity to meet commercial demands;

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our ability to reduce our cost of sales;

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the resources devoted to developing and conducting sales and marketing and distribution programs;

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the progress and cost of product development programs; and

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the potential requirement to make royalty payments subject to the Ovion-Conceptus settlement agreement.

Health care reform may limit our return on our product.

The levels of revenue and profitability of medical device companies may be affected by the efforts of government and third party payers to contain or reduce the costs of health care through various means. In the United States, there have been, and we expect that there will continue to be, a number of federal, state and private proposals to control health care costs. These proposals may contain measures intended to control public and private spending on health care, as well as to provide universal public access to the health care system. If enacted, these proposals may result in a substantial restructuring of the health care delivery system. Significant changes in the health care system in the United States are likely to have a substantial impact over time on the manner in which we conduct our business and could have a material adverse effect on our business, financial condition and results of operations.

We may be exposed to product liability claims, and we have only limited insurance coverage.

The manufacture and sale of medical products involve an inherent risk of exposure to product liability claims and product recalls. We currently maintain product liability insurance with coverage limits of $10.0 million per occurrence and an annual aggregate maximum of $10.0 million, which we believe is comparable to that maintained by other companies of similar size serving similar markets. However, we cannot assure you that product liability claims in connection with clinical trials or commercial sales of the Essure system will not exceed such insurance coverage limits or that such insurance will continue to be available on commercially reasonable terms, or at all. Insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage, or a recall of our product, could cause our stock price to fall.

We may not be able to attract and retain additional key management, sales and marketing and technical personnel or we may lose existing key management, sales and marketing or technical personnel, which may delay our development and marketing efforts.

We depend on a number of key management, sales and marketing and technical personnel. The loss of the services of one or more key employees could delay the achievement of our development and marketing objectives. Our success will also depend on our ability to attract and retain additional highly qualified management, sales and marketing and technical personnel to meet our growth goals. We face intense competition for qualified personnel, many of whom are often subject to competing employment offers, and we do not know whether we will be able to attract and retain such personnel.

We are required to recognize expense for stock-based compensation related to employee stock options and other share-based payment awards, and we cannot assure you that the expense that we are required to recognize measures accurately the value of our share-based payment awards, and the recognition of this expense could cause the trading price of our common stock to decline.

Medical technology companies like ours have a history of using broad based employee stock option programs to hire, incentivize and retain our workforce in a competitive marketplace. Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R), "Share-Based Payment." SFAS No. 123(R) established accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award which is computed using the Black-Scholes option valuation model, and is recognized as expense over the employee requisite service period. We previously applied Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations and provided the required pro forma disclosures of SFAS No. 123, "Accounting for Stock-Based Compensation." The adoption of SFAS No. 123(R) had a significant impact on our consolidated statement of operations for 2006 as we were required to expense the fair value of our stock options rather than disclosing the impact on our consolidated result of operations within our footnotes in accordance with the disclosure provisions of SFAS No. 123. The application of SFAS 123(R) requires the use of an option-pricing model to determine the fair value of share-based payment awards. This determination of fair value is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because our employee stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management's opinion the existing valuation models may not provide an accurate measure of the fair value of our employee stock options. Although the fair value of employee stock options is determined in accordance with SFAS 123(R) and Staff Accounting Bulletin 107 using the Black-Scholes option- pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction. As a result of the adoption of SFAS 123(R), beginning with fiscal 2006, our earnings were lower than they would have been had we not been required to adopt SFAS 123(R). This will continue to be the case for future periods. We cannot predict the effect that this adverse impact on our reported operating results will have on the trading price of our common stock. In addition, this could impact our ability to utilize broad based employee stock plans to reward employees and could result in a competitive disadvantage to us in the employee marketplace.

Future changes in financial accounting standards or practices or existing taxation rules or practices may cause adverse unexpected revenue fluctuations and affect our reported results of operations.

A change in accounting standards or practices or a change in existing taxation rules or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and taxation rules and varying interpretations of accounting pronouncements and taxation practice have occurred and may occur in the future. In July 2006, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109," or FIN 48, which clarifies the accounting for uncertainty in income tax positions. This Interpretation requires that we recognize in our financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings. We are currently evaluating the impact of adopting FIN 48 on our financial position, cash flows, and results of operations. Changes to existing rules, including the adoption of FIN 48, or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

RISKS RELATED TO THE NOTES

The notes will be unsecured and will be effectively subordinated to any future secured indebtedness.

The notes will be unsecured and effectively subordinated in right of payment to any future secured indebtedness we may incur, to the extent of the assets securing such indebtedness. As of September 30, 2006, we had no outstanding secured indebtedness. However, the indenture relating to the notes does not restrict our ability to incur secured or other indebtedness in the future. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding. See "Description of notes—Ranking."

The fluctuation of our quarterly results may adversely affect the trading price of our common stock.

Our revenues and results of operations have in the past and may in the future vary from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. The primary factors that may affect us include the following:

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the extent to which the Essure system gains market acceptance;

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the rate at which physicians are trained to perform the Essure procedure;

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the timing of sales of our products and services;

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the timing of recognizing revenue and deferred revenue under U.S. GAAP;

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actions relating to reimbursement matters;

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increases in sales and marketing, product development or administration expenses;

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the rate at which we establish U.S. and international distribution or marketing partners and the degree of their success;

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our ability to attain and maintain quality levels for our products;

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introduction of competitive products; and

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costs related to acquisitions of technology or businesses.

You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is likely that in some future quarters, our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall.

Volatility of the market price of our common stock may depress the trading price of the notes.

The market price of our common stock has experienced, and may continue to experience, substantial volatility. From January 1, 2005 to February 6, 2007, the trading price of our common stock on the NASDAQ Global Market has ranged from a low of $5.09 per share to a high of $23.69 per share. Because the notes are potentially convertible into shares of our common stock in certain circumstances, volatility in the price of our common stock may depress the trading price of the notes. The risk of volatility and depressed prices of our common stock also applies to holders who receive shares of common stock upon conversion of their notes.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including, among other things:

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announcements of new products or services by us or our competitors;

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current events affecting the political, economic and social situation in the United States and other countries where we operate;

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trends in our industry and the markets in which we operate;

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litigation involving or affecting us;

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changes in financial estimates and recommendations by securities analysts;

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acquisitions and financings by us or our competitors;

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quarterly variations in operating results;

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volatility in exchanges rate between the U.S. dollar and the currencies of the foreign countries in which we operate;

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the operating and stock price performance of other companies that investors may consider to be comparable; and

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purchases or sales of blocks of our securities.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. In addition, sales of substantial amounts of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. Based on filings with the SEC, as of September 30, 2006, six of our stockholders own approximately 62% of the outstanding shares of our common stock. A decision by any of these stockholders to sell a substantial amount of our common stock could cause the trading price of our common stock to decline substantially. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

These factors, among others, could significantly depress the trading price of the notes and the price of our common stock issued upon conversion of the notes.

The net share settlement feature of the notes may have adverse consequences.

The net share settlement feature of the notes, as described under "Description of notes—Conversion rights—Payment upon conversion," may:

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result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

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reduce our liquidity;

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delay holders' receipt of the consideration due upon conversion; and

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subject holders to market risk before receiving any shares upon conversion.

If the notes are convertible, then upon conversion, holders will receive cash and, if applicable, shares of our common stock based on the sum of the "daily settlement amounts" described in this prospectus supplement for the 30 consecutive trading day period that begins on, and includes, the third trading day after the day the notes are surrendered for conversion (or, if the notes are converted during the period beginning on the 33rd scheduled trading day prior to the maturity date, the 30 consecutive trading days beginning on, and including, the 30th scheduled trading day prior to the maturity date). We refer to this 30 trading day period as the "cash settlement averaging period."

We generally will deliver the cash and, if applicable, shares of common stock issuable upon conversion as soon as practicable, but in no event more than three business days after the last trading day in the cash settlement averaging period, which will be at least 31 trading days after the date holders tender their notes for conversion. In addition, because the consideration due upon conversion is based in part on the trading prices of our common stock during the cash settlement averaging period, any decrease in the price of our common stock after you tender your notes for conversion may significantly decrease the value of the consideration you receive. Furthermore, because we must settle at least a portion of our conversion obligation in cash, the conversion of notes may significantly reduce our liquidity.

Because the conversion rate of the notes may not be adjusted for all dilutive events, we may engage in transactions that could dilute the value of the common stock into which your notes may be convertible.

As described under "Description of notes—Conversion rights—Adjustments to the conversion rate," we will adjust the conversion rate of the notes for certain events, including, among others:

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the issuance of stock dividends on our common stock;

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the issuance of certain rights or warrants;

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certain subdivisions and combinations of our capital stock;

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the distribution of capital stock, indebtedness or assets;

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cash dividends; and

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certain tender or exchange offers.

We will not adjust the conversion rate for other events, such as an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our common stock. If we engage in any of these types of transactions, the value of the common stock into which your notes may be convertible may be diluted. In addition, we will not increase the conversion rate to an amount, subject to adjustment, that exceeds 46.6200 shares per $1,000 principal amount of notes.

The increase in the conversion rate applicable to notes that holders convert in connection with a make-whole fundamental change may not adequately compensate you for the lost option time value of your notes as a result of that make-whole fundamental change.

If a make-whole fundamental change occurs before February 15, 2012, we will under certain circumstances increase the conversion rate applicable to holders who convert their notes within a specified time frame. The amount of the increase in the conversion rate depends on the date when the make-whole fundamental change becomes effective and the applicable price described in this prospectus supplement. See "Description of notes—Conversion rights—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change."

Although the increase in the conversion rate is designed to compensate you for the lost option time value of your notes as a result of the make-whole fundamental change, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, you will not be entitled to an increased conversion rate if:

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the applicable price is greater than $80.00 per share or less than $21.45 per share (in each case, subject to adjustment); or

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you surrender a note for conversion in connection with a make-whole fundamental change we have announced, but the make-whole fundamental change is not consummated.

Furthermore, a holder may not receive the additional consideration payable as a result of the increase in the conversion rate until the third business day after the effective date of the fundamental change, or even later, which could be a significant period of time after the date the holder has surrendered its notes for conversion. In addition, we will not increase the conversion rate to an amount, subject to adjustment, that exceeds 46.6200 shares per $1,000 principal amount of notes. Our obligation to increase the conversion rate as described above also could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

We may not have the ability to raise the funds to pay interest on the notes, to purchase the notes on the purchase dates or upon a fundamental change or to pay the cash payment due upon conversion.

On each of February 15, 2012, February 15, 2017 and February 15, 2022, holders may require us to purchase, for cash, all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, that date. If a fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. In addition, upon conversion of the notes, we must pay the principal return in cash. We may not have sufficient funds to pay the interest, purchase price, repurchase price or principal return when due. In addition, the terms of any borrowing agreements which we may enter into from time to time may require early repayment of borrowings under circumstances similar to those constituting a fundamental change. These agreements may also make our repurchase of notes, or the cash payment due upon conversion of the notes, an event of default under the agreements. If we fail to pay interest on the notes, to repurchase the notes or to pay the cash payment due upon conversion when required, we will be in default under the indenture for the notes. See "Description of notes—Conversion rights," "—Purchase of notes by us at the option of the holder" and "—Holders may require us to repurchase their notes upon a fundamental change."

Increased leverage as a result of this offering may harm our financial condition and results of operations.

As adjusted to include the sale of the notes we are offering by this prospectus supplement and accompanying prospectus, assuming the underwriter does not exercise its over-allotment option to purchase additional notes, our total consolidated long-term debt as of September 30, 2006 would have been approximately $75 million and would have represented approximately 75% of our total capitalization. In addition, the indenture for the notes will not restrict our ability to incur additional indebtedness.

Our level of indebtedness could have important consequences on our future operations, including:

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making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding debt;

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resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which could result in all of our debt becoming immediately due and payable;

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reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

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limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

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placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

You may not be able to convert your notes into cash and, if applicable, shares of our common stock prior to February 15, 2025, and the value of the notes could be less than the value of the common stock into which your notes could otherwise be converted.

Prior to February 15, 2025, except during the period from December 15, 2011 to, and including, February 15, 2012, the notes are convertible into cash and, if applicable, shares of our common stock only if specified conditions are met. These conditions may not be met. If these conditions for conversion are not met, you will not be able to convert your notes and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible. In addition, for these and other reasons, the trading price of the notes could be substantially less than the conversion value of the notes.

We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.

The indenture for the notes does not:

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require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

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limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the notes;

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restrict our ability to repurchase our securities;

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restrict our ability to pledge our assets; or

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restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a "fundamental change" that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase feature of the notes as a significant factor in evaluating whether to invest in the notes.

If an active and liquid trading market for the notes does not develop, the market price of the notes may decline and you may be unable to sell your notes.

The notes are a new issue of securities for which there is currently no public market. We do not intend to list the notes on any national securities exchange. An active trading market may not develop for the notes. Even if a trading market for the notes develops, the market may not be liquid. If an active trading market does not develop, you may be unable to resell your notes or may only be able to sell them at a substantial discount.

Future issuances of common stock and hedging activities may depress the trading price of our common stock and the notes.

Any issuance of equity securities after this offering, including the issuance of shares upon conversion of the notes, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their notes, and could substantially decrease the trading price of our common stock and the notes. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding options or for other reasons. As of January 30, 2007, there were:

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approximately 3.5 million shares of our common stock issuable upon exercise of outstanding options, at a weighted average exercise price of $11.17 per share, of which options to purchase approximately 2.4 million shares were exercisable; and

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approximately 1.8 million shares of common stock reserved for future issuance under our equity plans,

In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This hedging or arbitrage could, in turn, affect the trading price of the notes and any common stock that holders receive upon conversion of the notes.

We may invest or spend the proceeds in this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use a significant portion of the proceeds from this offering for general corporate purposes, which may include working capital and acquisitions or investments in businesses, products or technologies that are complementary to our own. However, we will retain broad discretion over the use of the proceeds from this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

Provisions in the indenture for the notes, our charter documents and Delaware law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you.

If a "fundamental change" (as defined in the indenture) occurs, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In the event of a "make-whole fundamental change," we also may be required to increase the conversion rate applicable to the notes surrendered for conversion in connection with that make-whole fundamental change. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions, including the provisions of our charter documents and Delaware law described under "Description of Common Stock" and "Certain provisions of Delaware law and of the company's certificate of incorporation and bylaws" in the accompanying prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Protections against unsolicited takeovers in our rights plan, charter and bylaws may reduce or eliminate our stockholders' ability to resell their shares at a premium over market price. We have a stockholders rights plan which expires on February 27, 2007; however, we currently expect to adopt a new rights plan upon such expiration. Our current rights plan and the new rights plan may prevent an unsolicited change of control of our company. Our current rights plan and the new rights plan may adversely affect the market price of our common stock or the ability of stockholders to participate in a transaction in which they might otherwise receive a premium for their shares. In addition, the issuance of preferred stock or common stock upon exercise of rights issued under these plans could dilute the voting, liquidation and other economic rights of our stockholders and make it more difficult for a third party to acquire us.

Our charter and bylaws contain provisions relating to issuance of preferred stock, special meetings of stockholders and advance notification procedures for stockholder proposals that could have the effect of discouraging, delaying or preventing an unsolicited change in the control of our company. Our charter provides for our board of directors to be divided into three classes of directors, serving staggered three-year terms. The classified board provision could have the effect of discouraging a third party from making a tender offer or attempting to obtain control of us.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, unless certain conditions are met. Section 203 may discourage, delay or prevent an acquisition of our company even at a price our stockholders may find attractive.

An adverse rating of the notes may cause their trading price to fall.

If a rating agency rates the notes, it may assign a rating that is lower than investors' expectations. Ratings agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends on our common stock, and we currently do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant. Because we do not anticipate paying cash dividends for the foreseeable future, holders who convert their notes and receive shares of our common stock will not realize a return on their investment unless the trading price of our common stock appreciates, which we cannot assure.

You may have to pay U.S. taxes if we adjust the conversion rate in certain circumstances, even if you do not receive any cash.

We will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events that affect our capital structure. See "Description of notes—Conversion rights—Adjustments to the conversion rate." If we adjust the conversion rate or, in certain circumstances, if we fail to adjust the conversion rate, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right. If you are a non-U.S. holder, any such constructive distribution may be subject to U.S. federal withholding tax, which may be set off against subsequent payments on the notes. See "Certain U.S. federal income tax consequences—Consequences to U.S. holders—Constructive distributions."

A holder of a note cannot exercise any of the rights of owning our common stock, unless the holder converts the note into shares of our common stock.

A holder of notes is not entitled to any of the rights of an owner of shares of our common stock, including the right to vote or receive dividends and other distributions on our common stock, unless the holder converts its notes and receives common stock. In addition, because of the contingent conversion and net share settlement features of the notes, you may never be able to convert your notes or receive any shares upon conversion.

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

We intend to enter into convertible note hedge transactions with one or more dealers, including UBS AG, London Branch, an affiliate of the underwriter of this offering, in connection with the issuance of the notes. We intend to also enter into warrant transactions with the same counterparties. The convertible note hedge transactions are expected to reduce, but not eliminate, the potential dilution upon conversion of the notes. The convertible note hedges will expire within five years of the issuance of the notes and will not protect us from the effects of market appreciation of our common stock after that time. In addition, to the extent our stock price exceeds the strike price of the warrants, the dilution mitigation under the convertible note hedges will be limited as a result of dilution to the extent that the then market value per share of our common stock exceeds the strike price of the warrants. We estimate that the cost of the convertible note hedge transactions that is not covered by the proceeds from the sale of the warrants will be approximately $7.5 million. If the underwriter exercises its option to purchase additional notes, we intend to use a portion of the net proceeds from the sale of additional notes to pay the cost of additional convertible note hedges or amend the initial convertible note hedges and to sell additional warrants to the dealer counterparties.

In connection with hedging these transactions, the dealer counterparties or their affiliates:

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expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the offering of the notes; and

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may enter into or unwind various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the offering of the notes (and are likely to do so during any cash settlement averaging period related to a conversion of notes).

These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the offering of the notes and could have the effect of decreasing the price of our common stock during any cash settlement averaging period related to a conversion of notes.

The dealer counterparties, or their affiliates, are likely to modify their hedge positions in relation to the convertible note hedge and warrant transactions from time to time prior to conversion or maturity of the notes by purchasing and selling our common stock, other of our securities, or other instruments they may wish to use in connection with such hedging. In particular, such hedging modifications are likely to occur during any cash settlement averaging period related to a conversion of notes, which may have a negative effect on the value of the consideration received upon conversion of those notes. This is because we expect that options we hold under the convertible note hedge transactions will be exercised whenever notes are converted. In order to unwind their hedge positions with respect to those exercised options, the dealer counterparties or their affiliates expect to sell our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during the cash settlement averaging period for the converted notes.

If the convertible note hedge and warrant transactions fail to become effective when this offering of notes is completed, or if the offering is not completed, the dealer counterparties, or their affiliates, may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, as a result, the value of the notes. We have agreed to indemnify the dealer counterparties and their affiliates for losses incurred in connection with a potential unwinding of their hedge positions under certain circumstances.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the number of shares and value of the consideration that you will receive upon conversion of the notes, and, under certain circumstances, your ability to convert the notes.

Forward-looking statements

This prospectus supplement and the accompanying prospectus include or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project," or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference are set forth under the caption "Risk factors" and the documents incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

Use of proceeds

The net proceeds to us from this offering will be approximately $72.4 million (or approximately $83.3 million if the underwriter exercises in full its over-allotment option to purchase additional notes), after the payment of underwriting discounts and commissions and the estimated offering expenses payable by us. We intend to use a portion of the net proceeds of this offering to pay the net cost of the convertible note hedge and warrant transactions, described below, which we estimate will be approximately $7.5 million, and which we intend to enter into with certain dealers in connection with the offering of the notes. See "Convertible note hedge and warrant transactions." If the underwriter exercises its over-allotment option, we intend to use a portion of the net proceeds from the sale of the additional notes to pay the net cost of additional convertible note hedge and warrant transactions described below. Remaining proceeds will be used for general corporate purposes, which may include working capital and/or possible acquisitions of other businesses, technologies or products. While we regularly engage in discussions regarding possible acquisitions and investments, with the exception of our call-option with Conceptus SAS, we have no present understandings, commitments or agreements relating to any material potential acquisitions or investments. Pending the application of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

Market price of common stock

Our common stock is quoted on The Nasdaq Global Market under the symbol "CPTS." The following table lists the high and low sale prices of our common stock as reported on The Nasdaq Global Market for the periods indicated.

	High	Low

Year Ended December 31, 2005
First Quarter	$8.70	$6.84
Second Quarter	$8.17	$5.09
Third Quarter	$12.24	$5.65
Fourth Quarter	$15.95	$8.84
Year Ended December 31, 2006
First Quarter	$16.97	$11.72
Second Quarter	$15.84	$12.32
Third Quarter	$18.40	$11.35
Fourth Quarter	$23.34	$16.85
Year Ended December 31, 2007
First Quarter (through February 6, 2007)	$23.69	$19.84

On February 6, 2007, the last reported sale price of our common stock on The Nasdaq Global Market was $21.45 per share.

Dividend policy

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Capitalization

The following table sets forth our cash, cash equivalents and short-term investments and capitalization as of September 30, 2006:

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on an actual basis; and

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on an as adjusted basis to reflect our sale of the notes and the warrants and application of a portion of the net proceeds thereof to fund the cost of the convertible note hedge transactions, as described under "Use of proceeds" and "Convertible note hedge and warrant transactions." Amounts in the as adjusted column below assume that we sell $75.0 million principal amount of notes and receive approximately $72.4 million in net proceeds, after the payment of estimated underwriting discounts and commissions and the estimated offering expenses payable by us, and that the net cost of the convertible note hedge and warrant transactions is approximately $7.5 million.

This capitalization table should be read in conjunction with management's discussion and analysis of results of operations and our unaudited condensed consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2006
	Actual	As Adjusted

	(in thousands, except per share data) (unaudited)
Cash, cash equivalents and short-term investments	$25,687	$90,537

2.25% Convertible Senior Notes due 2027	—	75,000

Total long-term debt	—	75,000

Stockholders' equity:
Preferred stock, par value $0.003 per share; 3,000,000 shares authorized; 0 shares issued and outstanding, actual and as adjusted	—	—
Common stock, par value $0.003 per share; 50,000,000 shares authorized; 29,390,252 shares issued and outstanding, actual and as adjusted(1)	88	88
Additional paid-in-capital	252,246	244,746
Accumulated deficit	(219,686)	(219,686)

Total stockholders' equity	32,648	25,148

Total capitalization	$32,648	$100,148

(1)
The number of shares outstanding excludes the following: (i) approximately 3.9 million shares of common stock issuable upon exercise of outstanding share-based equity awards, (ii) approximately 1.7 million shares of common stock reserved for future issuance under our equity plans and (iii) shares of common stock issuable upon conversion of the notes being offered hereby and the warrants being issued in connection with the convertible note hedge transactions.

Management

The following table sets forth our executive officers and directors and their respective ages and positions as of February 1, 2007:

Name	Age	Position

Kathryn A. Tunstall	56	Chairman of the Board of Directors
Mark M. Sieczkarek	52	President, Chief Executive Officer and Director
Michael A. Baker	47	Director
Annette M. Bianchi(2)	48	Director
Thomas F. Bonadio(1)(3)	57	Director
Robert V. Toni(1)(2)(3)	66	Director
Peter L. Wilson(1)(2)(3)	62	Lead Independent Director
Gregory E. Lichtwardt	52	Executive Vice President, Treasurer and Chief Financial Officer
Ulric Cote, III	39	Vice President of Sales
Edward Sinclair	50	Vice President, Clinical Research, Regulatory Affairs and Quality Assurance
Lisa Pohmajevich	50	Vice President, Marketing

(1)
Member of Audit Committee.

(2)
Member of Compensation Committee.

(3)
Member of Nominating Committee.

Ms. Tunstall, Chairman of the Board of Directors since January 2000, has served as our director since July 1993 and served as our President and Chief Executive Officer from July 1993 to December 31, 1999. Prior to joining our company, Ms. Tunstall spent seven years as an executive officer of the Edwards Less Invasive Surgery Division of Baxter International, a division engaged in the research and development, manufacturing and marketing of cardiovascular catheters, serving as President from June 1990 to June 1993 and serving as Vice President and Director of Worldwide Sales and Marketing from November 1986 to June 1990. From 1980 to 1986, Ms. Tunstall held various positions in manufacturing and marketing, including that of Vice President of Marketing of McGaw Laboratories, a pharmaceutical and medical device company. Ms. Tunstall also serves as a director and a compensation committee member of two medical device companies, Vivant Medical, Inc. and Solarant Medical, Inc. and is on the board of directors of Caliper Life Sciences, Inc., a public biotechnology company. Ms. Tunstall is also a founder and chairman of the Board of Directors of Fair Advantage, Inc., an educational services company. Ms. Tunstall holds a B.A. in Economics from the University of California and has also completed graduate level studies in Business and Healthcare Administration.

Mr. Sieczkarek was appointed as our President and Chief Executive Officer and to the Board of Directors in April 2003. Mr. Sieczkarek served as President, Americas, of Bausch and Lomb, Inc. from July 2001 to January 2003, as Corporate Vice President and President—Europe, Middle East and Africa Region from 1999 to 2001 and held positions of increasing responsibility at various divisions of Bausch and Lomb from 1995 to 1999. Prior to joining Bausch and Lomb, Mr. Sieczkarek was Vice President and Chief Financial Officer of KOS Pharmaceuticals from 1993 to 1995. From 1980 to 1993, Mr. Sieczkarek held executive level positions in Finance and Commercial Operations with several Bristol Myers-Squibb subsidiaries and Sanofi Diagnostics Pasteur. Mr. Sieczkarek currently serves on the Board of Trustees at St. John Fisher College, in Rochester, New York. Mr. Sieczkarek

holds a B.S. in Accounting from the State University of New York at Buffalo and a M.B.A. degree in Finance from Canisius College.

Mr. Baker was appointed to our Board of Directors in September 2003. Since 1997, Mr. Baker has been the President and Chief Executive Officer of ArthroCare Corporation, a manufacturer and marketer of medical devices. From 1989 to 1997, he held several positions in planning, corporate development and senior management at Medtronic, Inc., a medical technology company specializing in implantable and invasive therapies. Mr. Baker serves on the board of directors at ArthroCare. Mr. Baker holds a B.S. from the U.S. Military Academy at West Point and an M.B.A. from the University of Chicago.

Ms. Bianchi was appointed to our Board of Directors in August 2005. She began her career in venture capital in 1985 as an Associate with Burr, Egan, Deleage & Company and became a General Partner of that firm in 1988. In 1992, Ms. Bianchi joined Weiss, Peck & Greer Venture Partners as a General Partner of the Healthcare Practice. In 1999, she became a Managing Director at Pacific Venture Group, a dedicated healthcare fund. In 2004, she became Managing Director at VantagePoint Venture Partners. Ms. Bianchi holds a B.S.E. and an M.S.E. from the University of Pennsylvania and an M.B.A. from The Wharton School.

Mr. Bonadio was appointed to our Board of Directors in September 2003. Mr. Bonadio is co-founder and managing partner of The Bonadio Group, an independent provider of accounting, business advisory and financial services in the upstate New York area. He co-founded this business in 1978, following seven years with Arthur Andersen & Co. Mr. Bonadio is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. He holds a B.B.A. from St. John Fisher College, and serves as chairman of the college's Board of Trustees.

Mr. Toni was appointed to our Board of Directors in October 2003. Mr. Toni retired in October 2002 from Closure Medical Corporation, where he held the position of President and Chief Executive Officer and served on the Executive Committee for eight years. Mr. Toni is currently an advisor to Closure Medical. Previous to Closure Medical, Mr. Toni was General Manager of Iolab Corporation for five years and held a number of senior positions with Coopervision Cilco for seven years with his last position being President. Mr. Toni's earlier career was primarily in financial management for several large companies, including AMF and General Motors where he held the positions of Controller and Accounting Manager, respectively. He holds a B.B.A. from Iona College.

Mr. Wilson was appointed to our Board of Directors in December 2001 and was appointed as the lead independent director in November 2002. Mr. Wilson currently serves on the board of directors of ArthroCare Corporation, a manufacturer and marketer of devices for minimally invasive surgical procedures. Mr. Wilson was President and Chief Executive Officer of Patient Education Systems from 1995 to 1998. Between 1992 and 1994, Mr. Wilson was an independent consultant in healthcare business development and marketing. From 1972 to 1992, Mr. Wilson worked for Proctor & Gamble/Richardson Vicks, where he held various positions as President of Richardson Vicks, Vice President/General Manager of Proctor & Gamble Vicks Healthcare, President/General Manager of the Vidal Sassoon Division and President/General Manager of the Personal Care Division. Mr. Wilson holds an M.B.A. in marketing from Columbia University and a B.A. from Princeton University.

Mr. Lichtwardt joined our company as Executive Vice President, Treasurer and Chief Financial Officer in November 2003. From 2000 to 2002, he was Executive Vice President, Finance, Chief Financial Officer and Corporate Secretary of Innoventry, Inc., a financial services company. From 1993 to 2000, Mr. Lichtwardt was Vice President, Finance, Chief Financial Officer and Treasurer of Ocular Sciences, Inc., a worldwide developer and marketer of soft contact lenses. Prior to his employment with Ocular Sciences, Mr. Lichtwardt, from 1989 to 1993, held senior management positions in various divisions of Allergan Inc. In addition to these positions, Mr. Lichtwardt has held various financial positions at AST Research, Inc. and at divisions of American Hospital Supply Corporation. He holds a B.B.A. degree from the University of Michigan and M.B.A. degree from Michigan State University.

Mr. Cote joined our company as Vice President, Sales in April 2004. From 2003 to 2004, Mr. Cote was Senior Director of Sales, Gynecology Division at American Medical Systems. From 2000 to 2001, he served as President and Chief Executive Officer of Collagenesis, a developer and marketer of products derived from reengineered and processed human tissue. Prior to Collagenesis, Mr. Cote was Director of Sales and Marketing for Influence, a medical company developing a treatment for incontinence, from 1996 to 2000 and held various sales positions at Indigo Medical and Osbon Medical Systems, from 1990 to 1996. He holds a B.S. degree in Business Administration from California State University at Sacramento.

Mr. Sinclair joined our company as Vice President, Clinical Research and Regulatory Affairs in February 2003. Prior to joining our company, from 2002 to 2003, he was Senior Director of Regulatory Affairs and Quality Assurance at Novasys Medical, a private women's health care company developing a non-surgical treatment for stress urinary incontinence. In late 2001, Mr. Sinclair was a consultant for our company. From 1999 to 2001, he was Vice President of Regulatory, Quality Assurance and Clinical Affairs at Prolifix Medical, an early-stage interventional cardiology company. Mr. Sinclair joined PercuSurge in 1996 as Director of Regulatory and Quality Affairs and then Vice President of Operations and Quality for this coronary and cerebral embolic protection company, before its acquisition by Medtronic. From 1994 to 1996, he was Director of International Regulatory Affairs and Quality Assurance at Cardiac Pathways, a company founded to treat cardiac arrhythmias and acquired later by Boston Scientific. Mr. Sinclair holds a B.S. degree in Biological Sciences from the University of California, Irvine, and a Master of Arts degree in Management from the University of Redlands.

Ms. Pohmajevich has served as Vice President, Marketing since November 2004. She joined our company as Senior Director of Marketing in 2002. From 1996 to 1999, Ms. Pohmajevich was Senior Marketing Manager of Monitoring Systems at Mallinckrodt, a manufacturer of respiratory products. Prior to Mallinckrodt, she was Marketing Manager at Laserscope Surgical Systems, a surgical laser and instrumentation manufacturer, from 1992 to 1996. Ms. Pohmajevich holds an M.B.A. degree in International Business and Marketing from the College of Notre Dame and has a B.S. degree in Nursing from Westminster College.

Description of notes

We will issue the notes under an indenture to be dated as of February 12, 2007 between us and Wells Fargo Bank, National Association, as trustee, as supplemented by a supplemental indenture, to be dated as of February 12, 2007. We refer to the indenture as supplemented by the supplemental indenture as the "indenture." The following summary of the terms of the notes and the indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes and the indenture. We will provide copies of the indenture to you upon request, and they are also available for inspection at the office of the trustee. The indenture and the notes, and not this description, define your legal rights as a holder of the notes.

The following description of the terms of the notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. For purposes of this summary, the terms "Conceptus," "we," "us" and "our" refer only to Conceptus, Inc. and not to any of its subsidiaries, unless we specify otherwise.

GENERAL

The notes we are offering:

–>
are limited to $75,000,000 aggregate principal amount, or $86,250,000 if the underwriter exercises in full its over-allotment option; however, we may, without the consent of the note holders, issue additional notes in the future with the same terms, except for any difference in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes we are now offering by this prospectus supplement, but only if the additional notes are deemed for US federal income tax purposes to constitute part of the same issue as the notes we are now offering; these additional notes, if any, would rank equally with the notes we are now offering and would collectively be treated as a single series of debt securities for all purposes under the indenture;

–>
bear interest at a rate of 2.25% per annum, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2007, to holders of record at the close of business on the preceding February 1 and August 1, respectively, except as described below;

–>
will be issued in denominations of integral multiples of $1,000 principal amount;

–>
are our unsecured indebtedness and are equal in right of payment to our senior unsecured indebtedness as described under "—Ranking";

–>
are convertible into cash and, if applicable, shares of our common stock based on an initial conversion rate of 35.8616 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $27.89 per share) under the conditions and subject to such adjustments described under "—Conversion rights";

–>
are redeemable, in whole or in part, by us at any time on or after February 15, 2012, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus accrued and unpaid interest to, but excluding, the redemption date, as described under "—Redemption of notes at our option";

–>
are subject to purchase by us at the option of the holder on each of February 15, 2012, February 15, 2017 and February 15, 2022, at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the purchase date, as described under "—Purchase of notes by us at the option of the holder";

–>
are subject to repurchase by us at the option of the holder upon a fundamental change, as described under "—Holders may require us to repurchase their notes upon a fundamental change," at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date; and

–>
mature on February 15, 2027, unless previously redeemed, repurchased or purchased by us or converted.

All cash payments on the notes will be made in U.S. dollars.

We will issue the notes in denominations of integral multiples of $1,000 principal amount, without coupons. We will initially issue the notes as global securities in book-entry form. We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of notes. However, if a holder of a certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount of notes, then we will mail a check to that holder's registered address.

You may convert notes at the office of the conversion agent, present notes for registration of transfer at the office of the registrar for the notes and present notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the notes.

We will not provide a sinking fund for the notes. The indenture does not contain any financial covenants and will not limit our ability to incur additional indebtedness, including senior or secured indebtedness, pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under "—Holders may require us to repurchase their notes upon a fundamental change" and "—Consolidation, merger and sale of assets."

If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

INTEREST PAYMENTS

We will pay interest on the notes at a rate of 2.25% per annum, payable semi-annually in arrears on each February 15 and August 15 of each year, beginning on August 15, 2007. Except as described below, we will pay interest that is due on an interest payment date to holders of record at the close of business on the preceding February 1 and August 1, respectively. Interest will accrue on the notes from and including February 12, 2007 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. We will pay interest on the notes on the basis of a 360-day year consisting of twelve 30-day months.

If a holder surrenders a note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then, despite the conversion, we will, on the interest payment date, pay the interest due with respect to the note to the person who was the record holder of the note at the close of business on the record date. However, the holder who surrenders the note for conversion during this period must pay to the conversion agent upon surrender of the note an amount equal to the interest payable on such interest payment date on the portion of the note being converted, unless either:

–>
we have called the note for redemption;

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the holder surrenders the note for conversion after the close of business on the record date immediately preceding the final maturity date; or

–>
we have specified a fundamental change repurchase date that is after a record date but on or before the next interest payment date, and the holder surrenders the note for conversion after that record date and on or before that interest payment date.

However, in no event will a holder that surrenders a note for conversion need to pay any overdue interest that has accrued on the note.

If we redeem a note, or if a holder surrenders a note for purchase at the option of the holder or for repurchase upon a fundamental change as described under "—Purchase of notes by us at the option of the holder" and "—Holders may require us to repurchase their notes upon a fundamental change," we will pay accrued and unpaid interest, if any, to the holder that surrenders the note for redemption, purchase or repurchase, as the case may be. However, if we redeem a note on a redemption date that is an interest payment date, we will pay the accrued and unpaid interest due on that interest payment date instead to the record holder of the note at the close of business on the record date for that interest payment.

CONVERSION RIGHTS

If the conditions for conversion of the notes described below, including those described under "—Conditions for conversion" and "—Conversion procedures," are satisfied, holders of notes may, subject to prior maturity, redemption or repurchase, convert their notes in integral multiples of $1,000 principal amount into cash in an amount described below and, if applicable, shares of our common stock, based on an initial conversion rate of 35.8616 shares of our common stock per $1,000 principal amount of notes, subject to adjustment as described below. This rate results in an initial conversion price of approximately $27.89 per share. We will not issue fractional shares of common stock upon conversion of the notes and instead will pay a cash adjustment for fractional shares based on the volume-weighted average price per share of our common stock on the last trading day of the applicable cash settlement averaging period. Except as described above, we will not make any payment or other adjustment on conversion with respect to any accrued interest on the notes, and we will not adjust the conversion rate to account for accrued and unpaid interest.

On conversion, the holders of notes will also receive, to the extent they receive any shares of our common stock upon conversion, the rights under our stockholder rights agreement and any future stockholder rights plan (i.e., a poison pill) that exists at the time of conversion, unless the rights have separated from our common stock at the time of conversion, in which case we will adjust the conversion rate at the time of separation as if we had distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness, other assets or certain rights or warrants as described in the fourth bullet point under "—Adjustments to the conversion rate" below. However, we will readjust the conversion rate upon the expiration, termination or redemption of the rights. We describe our existing stockholder rights agreement and the rights under it under "Description of common stock—Stockholder Rights Plan."

In certain circumstances, a holder must pay interest if the conversion occurs between a record date and an interest payment date. See "—Interest payments" above.

The conversion right with respect to any notes we have called for redemption will expire at the close of business on the last business day immediately preceding the redemption date, unless we default in the payment of the redemption price. A note for which a holder has delivered a purchase notice or a fundamental change repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if the holder withdraws the notice in accordance with the indenture, unless we default in the payment of the purchase price or fundamental change repurchase price. However, in all cases, the right to convert the notes will terminate at the close of business on the business day immediately preceding the maturity date.

Conversion procedures

To convert a certificated note, the holder must complete the conversion notice on the back of the note and deliver it, together with the note and any required interest payment, to the office of the conversion agent for the notes, which will initially be the office of the trustee. In addition, the holder must pay any tax or duty payable as a result of any transfer involving the issuance or delivery of the shares of common stock in a name other than that of the registered holder of the note. The note will be deemed to be converted on the date on which the holder has satisfied all of these requirements. We refer to this date as the "conversion date." To convert interests in a global note, the holder must comply with DTC's then applicable conversion program procedures.

A holder that has delivered a purchase notice or repurchase notice with respect to a note, as described below, may convert that note only if the holder withdraws the notice in accordance with the indenture. See "—Purchase of notes by us at the option of the holder" and "—Holders may require us to repurchase their notes upon a fundamental change."

We will deliver, through the conversion agent, the cash and, if applicable, shares of common stock issuable upon conversion as soon as practicable, but in no event more than three business days after the last trading day in the "cash settlement averaging period" described below. However, if a holder surrenders a note for conversion in connection with a "make-whole fundamental change" under circumstances where we must increase the conversion rate applicable to that note, then we will deliver, through the conversion agent, the consideration that is payable on account of the increase in the conversion rate as soon as practicable, but in no event after the third business day after the later of:

–>
the date the holder surrenders the note for conversion;

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the last trading day in the applicable cash settlement averaging period; and

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the effective date of the make-whole fundamental change.

See "—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change."

For a discussion of certain tax consequences to a holder that converts notes, see "Certain U.S. federal income tax consequences—Consequences to U.S. holders—Conversion of the notes" and "Certain U.S. federal income tax consequences—Consequences to non-U.S. holders—Sale, exchange, certain redemptions, conversion or other taxable dispositions of notes or shares of common stock."

Payment upon conversion

Holders that tender their notes for conversion will receive cash and, if applicable, shares of our common stock as follows. Upon conversion, holders will receive, per $1,000 principal amount being converted, a "settlement amount" that is equal to the sum of the "daily settlement amounts" (as described below) for each of the 30 trading days during the "cash settlement averaging period" (as described below).

The "cash settlement averaging period" with respect to any note means:

–>
if the note is surrendered for conversion during the period beginning on the 33rd scheduled trading day prior to the maturity date and ending at the close of business on the business day immediately preceding the maturity date, the 30 consecutive trading days beginning on, and including, the 30th scheduled trading day prior to the maturity date; and

–>
in all other circumstances, the 30 consecutive trading days beginning on, and including, the third trading day following the conversion date.

The "daily settlement amount," for each of the 30 trading days during the cash settlement averaging period, consists of:

–>
cash equal to the lesser of $33.33 and the "daily conversion value" (as described below); and

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to the extent the daily conversion value exceeds $33.33, a number of shares equal to:

–>
the excess of the daily conversion value over $33.33, divided by

–>
the "volume-weighted average price" per share of our common stock on that trading day.

We will deliver cash in lieu of any fractional shares of common stock based on the volume-weighted average price per share of our common stock on the last trading day of the applicable cash settlement averaging period.

We refer to the cash due upon conversion as the "principal return," and we refer to the shares, if any, that are due upon conversion as the "net shares." The "daily conversion value" on a given trading day generally means one-thirtieth of the product of:

–>
the applicable conversion rate; and

–>
the volume-weighted average price per share of our common stock on that trading day.

The "volume-weighted average price" per share of our common stock on a trading day is the volume-weighted average price per share of our common stock on the NASDAQ Global Market or, if our common stock is not listed on the NASDAQ Global Market, on the principal exchange or over-the-counter market on which our common stock is then listed or traded, from 9:30 a.m. to 4:00 p.m., New York City time, on that trading day, as displayed by Bloomberg. If such volume weighted average price is not available, then the volume-weighted average price will be determined by a nationally recognized investment banking firm we retain for this purpose.

"Trading day" generally means any day during which:

–>
trading in our common stock generally occurs;

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there is no "market disruption event" (a described below); and

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a closing sale price for our common stock is provided on the NASDAQ Global Market or, if our common stock is not then listed on the NASDAQ Global Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal over-the-counter securities market or other market on which our common stock is then traded.

"Market disruption event" generally means either:

–>
a failure by the primary U.S. national securities exchange, over-the-counter securities market or other market on which our common stock is listed or admitted to trading to open for trading during its regular trading session; or

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the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock for an aggregate of at least 30 minutes of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the cash due upon conversion. Furthermore, payment of cash upon conversion may violate the terms of our then-existing indebtedness. See "Risk factors—We may not have the ability to raise the funds to pay interest on the notes, to purchase the notes on the purchase dates or upon a fundamental change or to pay the cash payment due upon conversion." Our failure to pay cash on the notes when converted would result in an event of default with respect to the notes.

Conditions for conversion

The notes will become convertible only in certain circumstances, which we describe below. If the notes become convertible, we will provide written notice to each holder, at its address appearing in the security register, and we will publicly announce, through a reputable national newswire service, that the notes have become convertible, stating, among other things:

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the event causing the notes to become convertible;

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the time during which the notes will be convertible as a result of that event;

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if that event is a transaction described under "—Conversion upon the occurrence of certain corporate transactions," the anticipated effective date of the transaction; and

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the procedures holders must follow to convert their notes, including the name and address of the conversion agent.

We will mail the notice, and make the public announcement and publication, as soon as practicable, but in no event later than the open of business on the third business day following the date the notes become convertible as a result of the event. If we fail to mail the notice or make the public announcement or publication by that time, then the notes will remain convertible for an additional business day for each business day, on or after the first date the notes become convertible, that we fail to mail such notice or make such public announcement or publication. In addition, if the event causing the notes to become convertible is a make-whole fundamental change for which we must increase the conversion rate applicable to holders that convert their notes in connection with that make-whole fundamental change, as described under "—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change," then the increased conversion rate will continue to apply to holders that convert their notes during any period that the convertibility of the notes pursuant to that make-whole fundamental change is so extended.

Holders may surrender their notes for conversion only in the circumstances described below. In all cases, the right to convert the notes will terminate at the close of business on the business day immediately preceding the maturity date.

Conversion based on price of common stock

Prior to maturity or earlier redemption or repurchase, holders may surrender their notes for conversion during any calendar quarter after the calendar quarter ending March 31, 2007, if the "closing sale price" (as defined in the indenture) of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, during that 30 consecutive trading day period.

The "closing sale price" of our common stock on any trading day generally means the closing sale price per share of our common stock (or, if no closing sale price per share is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such trading day on the U.S. principal national securities exchange on which our common stock is listed or, if our common stock is not listed on a U.S. national securities exchange, as reported on the over-the-counter securities or other market on which our common stock is listed, or as otherwise provided in the indenture. The closing sale prices will be determined without reference to after-hours or extended market trading.

Conversion upon satisfaction of the trading price condition

Prior to maturity or earlier redemption or repurchase, holders may surrender their notes for conversion during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the "note measurement period") in which the average trading price per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, was equal to or less than 97% of the average conversion value of the notes during the note measurement period. We refer to this condition as the "trading price condition."

For purposes of the trading price condition, the "conversion value" per $1,000 principal amount of notes on a trading day is the product of the closing sale price per share of our common stock and the conversion rate of the notes in effect on that trading day.

Except as described below, the "trading price" of the notes on any day generally means the average secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of notes at approximately 4:00 p.m., New York City time, on such day from three independent nationally recognized securities dealers we select. However, if the bid solicitation agent can reasonably obtain only two such bids, then the average of the two bids will instead be used, and if the bid solicitation agent can reasonably obtain only one such bid, then that one bid will be used. Even still, if on a given day:

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the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of notes from an independent nationally recognized securities dealer; or

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in the reasonable, good faith judgment of our board of directors, the bid quotation or quotations that the bid solicitation agent has obtained are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be equal to 97% of the product of the closing sale price of our common stock on that day and the conversion rate in effect on that day.

The bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested it to do so, and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be equal to or less than 97% of the conversion value of the notes. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes for each of the next five trading days and on each following trading day until the trading price condition is no longer satisfied.

Conversion based on redemption

If we call a note for redemption, the holder of that note may surrender the note for conversion at any time before the close of business on the business day immediately preceding the redemption date.

Conversion upon the occurrence of certain corporate transactions

If:

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a "fundamental change," as described under "—Holders may require us to repurchase their notes upon a fundamental change," or a "make-whole fundamental change," as described under "—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change" occurs; or

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we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive cash or other securities or property, then a holder may surrender its notes for conversion at any time during the period that begins on, and includes, the 30th day before the date we originally announce as the anticipated effective date of the transaction and ends on, and includes, the 30th day after the actual effective date of the transaction. In addition, if the transaction is a "make-whole fundamental change," then the notes may also be surrendered for conversion at any time during the "make-whole conversion period" described under "—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change," and if the transaction is a "fundamental change," then the notes may also be surrendered for conversion at any time until, and including, the fundamental change repurchase date for that fundamental change. Holders that convert their notes in connection with a "make-whole fundamental change" may in some circumstances also be entitled to an increased conversion rate. See "—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change." If we announce a transaction that causes the notes to become convertible pursuant to these provisions, but the transaction is not consummated, then on the date we announce that the transaction will not occur, the notes will cease to be convertible pursuant to these provisions on account of such transaction.

In addition, if we take any action, or become aware of any event, that would require an adjustment to the conversion rate as described in the third, fourth, fifth or sixth bullet point under "—Adjustments to the conversion rate" below, then we must mail to holders written notice of the action or event at least 20 days before the record, effective or expiration date, as the case may be, of the transaction. Holders may surrender their notes for conversion beginning on the date we mail the notice (or, if earlier, the date the indenture requires us to mail the notice) until the close of business on the business day immediately preceding the "ex date" (as defined in the indenture) of the transaction or until we announce that the transaction will not take place.

Conversion during specified periods

The notes may be surrendered for conversion at any time from, and including, December 15, 2011 to, and including, February 15, 2012 and at any time on or after February 15, 2025.

Change in the conversion right upon certain reclassifications, business combinations and asset sales

If we reclassify our common stock (other than a change in par value or a change as a result of a subdivision or combination of our common stock) or are party to a consolidation, merger or binding share exchange, or if there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets, in each case pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of cash, securities or other property (the "reference property"), which a holder of such note would have received (assuming, if applicable, that the holder would have made the applicable election referred to in the immediately following paragraph) if the holder had converted the note and, upon such conversion, received, immediately before the transaction, a number of shares of our common stock equal to the conversion rate then applicable multiplied by the principal amount (expressed in thousands) of the note. However, at and after the effective time of the transaction, the principal return payable upon conversion of the notes will continue to be payable in cash (instead of reference property), but the daily conversion value will be calculated based on the fair value of the reference property. A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. There is no precise, established definition of the phrase "all or substantially all" under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

If a transaction described above occurs and holders of our common stock have the opportunity to elect the form of consideration to receive in that transaction, then we will make adequate provision to give holders of the notes, treated as a single class, a reasonable opportunity to elect the form of such consideration for purposes of determining the composition of the "reference property" described above. Once the election is made, it will apply to all holders of our notes after the effective time of the transaction.

We will agree in the indenture not to become a party to such a transaction unless its terms are consistent with these provisions.

For a discussion of certain tax consequences relating to any such change in the conversion right of the notes, see "Certain U.S. federal income tax consequences—Consequences to U.S. holders—Possible effect of the change in conversion consideration."

Adjustments to the conversion rate

Subject to the terms of the indenture, we will adjust the conversion rate for:

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dividends or distributions on our common stock payable in shares of our common stock;

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subdivisions, combinations or certain reclassifications of our common stock;

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distributions to all or substantially all holders of our common stock of certain rights or warrants entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase or subscribe for shares of our common stock, or securities convertible into or exchangeable or exercisable for shares of our common stock, at a price per share that is less than the "current market price" per share of our common stock on the record date for the distribution;

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dividends or other distributions to all or substantially all holders of our common stock of shares of our or any of our future subsidiaries' capital stock (other than our common stock), evidences of indebtedness or other assets (other than dividends or distributions covered by the bullet points below) or the dividend or distribution to all or substantially all holders of our common stock of certain rights or warrants (other than those covered in the immediately preceding bullet point or, as described below, certain rights or warrants distributed pursuant to a stockholder rights plan) to purchase or subscribe for our securities;

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cash dividends or other cash distributions by us to all or substantially all holders of our common stock, other than distributions described in the immediately following bullet point; and

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distributions of cash or other consideration by us or any of our future subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the closing sale price per share of our common stock on the first trading day after the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, in no event will we adjust the conversion rate pursuant to the events described in the third, fourth, fifth or sixth bullet points above to an amount that exceeds 46.6200 shares per $1,000 principal amount of notes. We will adjust this maximum conversion rate in the same manner in which we must adjust the conversion rate for stock splits and combinations, stock dividends, reclassifications and similar events.

Subject to the provisions of the indenture, if we distribute cash in accordance with the fifth bullet point above, then we will generally increase the conversion rate so that it equals the rate determined by multiplying the conversion rate in effect immediately before the open of business on the "ex date" for the cash distribution by a fraction whose numerator is the "current market price" per share of our common stock on the record date and whose denominator is that "current market price" less the per share amount of the distribution. However, we will not adjust the conversion rate pursuant to this provision to the extent that the adjustment would reduce the conversion price below $0.003.

"Current market price" per share of our common stock on a date generally means the average of the closing sale prices of our common stock for the 10 consecutive trading days ending on, but excluding, the earlier of that date or the ex-date with respect to the distribution requiring such computation. We will make adjustments to the current market price in accordance with the indenture to account for the occurrence of certain events during the 10 consecutive trading day period.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

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we will not adjust the conversion rate pursuant to the bullet points above until the earliest of these triggering events occurs; and

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we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.

The indenture does not require us to adjust the conversion rate for any of the transactions described in the bullet points above if we make provision for each holder of notes to participate in the transaction as if the holder held a number of shares of our common stock equal to the conversion rate in effect on the "ex date" (as defined in the indenture) of the transaction multiplied by the principal amount (expressed in thousands) of the notes held by that holder.

We will not adjust the conversion rate pursuant to the bullet points above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. Furthermore, if we mail a notice of redemption or a fundamental change or make-whole fundamental change, or any transaction described under "—Conversion upon the occurrence of certain corporate transactions" above, occurs, then we will give effect to all adjustments that we have otherwise deferred pursuant to this provision, and those adjustments will no longer be carried forward and taken into account in any subsequent adjustment.

To the extent permitted by law and the continued listing standards of The NASDAQ Global Market, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 days or any longer period required by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. In addition, we may also increase the conversion rate as we determine to be advisable in order to avoid taxes to recipients of certain distributions.

On conversion, the holders of notes will, to the extent they receive any shares of our common stock upon conversion, receive, in addition to the consideration that is otherwise due upon conversion, the rights under our stockholder rights agreement and any future stockholder rights plan (i.e., a poison pill) we may establish, unless the rights have separated from our common stock at the time of conversion, in which case we will adjust the conversion rate at the time of separation as if we had distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness, other assets or certain rights or warrants as described in the fourth bullet above. However, we will readjust the conversion rate upon the expiration, termination or redemption of the rights. We describe our existing stockholder rights agreement and the rights under it under "Description of common stock—Stockholder Rights Plan."

In the event of certain adjustments to (or failures to adjust) the conversion rate of the notes, the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we make other distributions of cash or property to our stockholders. See "Certain U.S. federal income tax consequences—Consequences to U.S. holders—Constructive dividends" and "Certain U.S. federal income tax consequences—Consequences to Non-U.S. holders—Dividends and constructive distributions." Because such a deemed distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a holder we may, at our option, set off payments against subsequent payments of cash and common stock on the notes.

Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change

If, prior to February 15, 2012:

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there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934 (we refer to such a transaction as an "asset sale make-whole fundamental change"); or

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there occurs any transaction or series of related transactions (other than a "listed stock business combination" as described under "—Holders may require us to repurchase their notes upon a fundamental change"), in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash (we refer to such any transaction described in this and the immediately preceding bullet point as a "make-whole fundamental change"), then we will increase the conversion rate applicable to notes that are surrendered for conversion at any time from, and including, the 30th day before the date we originally announce as the anticipated effective date of the make-whole fundamental change to, and including, the 30th business day after the effective date of the make-whole fundamental change (or, if the make-whole fundamental change also constitutes a "fundamental change," as described under "—Holders may require us to repurchase their notes upon a fundamental change," to, and including, the fundamental change repurchase date for that fundamental change). We refer to this period as the "make-whole conversion period."

We will mail to holders, at their addresses appearing in the security register, notice of, and we will publicly announce, through a reputable national newswire service, the anticipated effective date of any proposed make-whole fundamental change. We must make this mailing, announcement and publication at least 30 days before the anticipated effective date of the make-whole fundamental change. In addition, no later than the third business day after the completion of the make-whole fundamental change, we must make an additional notice, announcement and publication announcing such completion.

If a holder surrenders a note for conversion in connection with a make-whole fundamental change we have announced, but the make-whole fundamental change is not consummated, then the holder will not be entitled to the increased conversion rate referred to above in connection with the conversion.

The increase in the conversion rate

In connection with the make-whole fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective, which we refer to as the "effective date," and the "applicable price." If the make-whole fundamental change is a transaction or series of related transactions described in the second bullet point under "—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change" and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock in the make-whole fundamental change consists solely of cash, then the "applicable price" will be the cash amount paid per share of our common stock in the make-whole fundamental change. If the make-whole fundamental change is an asset sale make-whole fundamental change and the consideration paid for our property and assets consists solely of cash, then the "applicable price" will be the cash amount paid for our property and assets, expressed as an amount per share of our common stock outstanding on the effective date of the asset sale make-whole fundamental change. In all other cases, the "applicable price" will be the average of the "closing sale prices" per share of our common stock for the five consecutive trading days immediately preceding the effective date. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during those five consecutive trading days.

The following table sets forth the number of additional shares per $1,000 principal amount of notes that will be added to the conversion rate applicable to notes that are converted during the make-whole conversion period. The increased conversion rate will be used to determine the amount of cash and, if applicable, shares that are due upon conversion, as described under "—Payment upon conversion" above. If an event occurs that requires an adjustment to the conversion rate, we will, on the date we must adjust the conversion rate, adjust each applicable price set forth in the first column of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction:

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whose numerator is the conversion rate in effect immediately before the adjustment; and

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whose denominator is the adjusted conversion rate.

In addition, we will adjust the number of additional shares in the table below in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under "—Adjustments to the conversion rate."

Number of additional shares
(per $1,000 principal amount of notes)

	Effective date
Applicable price	February 7, 2007	February 15, 2008	February 15, 2009	February 15, 2010	February 15, 2011	February 15, 2012

$21.45	10.76	10.76	10.76	10.76	10.76	10.76
$25.00	8.09	8.03	7.78	7.29	6.38	4.14
$30.00	5.70	5.48	5.08	4.41	3.25	0.00
$35.00	4.20	3.94	3.50	2.83	1.75	0.00
$40.00	3.22	2.94	2.52	1.91	1.02	0.00
$45.00	2.54	2.27	1.89	1.36	0.65	0.00
$50.00	2.04	1.80	1.46	1.01	0.45	0.00
$55.00	1.68	1.46	1.16	0.78	0.34	0.00
$60.00	1.40	1.21	0.95	0.63	0.28	0.00
$65.00	1.19	1.01	0.79	0.52	0.23	0.00
$70.00	1.02	0.86	0.66	0.43	0.20	0.00
$75.00	0.88	0.74	0.57	0.37	0.18	0.00
$80.00	0.76	0.64	0.49	0.32	0.16	0.00

The exact applicable price and effective date may not be as set forth in the table above, in which case:

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if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two dates listed in the table above, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two dates based on a 365-day year, as applicable;

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if the actual applicable price is greater than $80.00 per share (subject to adjustment), we will not increase the conversion rate; and

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if the actual applicable price is less than $21.45 per share (subject to adjustment), we will not increase the conversion rate.

However, we will not increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed 46.6200 shares per $1,000 principal amount. We will adjust this maximum conversion rate in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under "—Adjustments to the conversion rate."

Because we may not deliver the consideration due solely as a result of the increase in the conversion rate described above until after the effective date of the make-whole fundamental change, this consideration may not consist of shares of our common stock as a result of the provisions described above under the caption "—Change in the conversion right upon certain reclassifications, business combinations and asset sales." Accordingly, the shares, if any, due as a result of such increase may be paid in reference property.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

REDEMPTION OF NOTES AT OUR OPTION

Prior to February 15, 2012, we cannot redeem the notes. We may redeem the notes at our option, in whole or in part, at any time, and from time to time, on or after February 15, 2012, on a date not less than 30 nor more than 60 days after the day we mail a redemption notice to each holder of notes to be redeemed at the address of the holder appearing in the security register, at a redemption price, payable in cash, equal to 100% of the principal amount of the notes we redeem plus any accrued and unpaid interest to, but excluding, the redemption date. However, if a redemption date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date, and the redemption price will not include any accrued and unpaid interest. The redemption date must be a business day. We will make at least 10 semi-annual interest payments on the notes before we may redeem the notes at our option.

For a discussion of certain tax consequences to a holder upon a redemption of notes, see "Certain U.S. federal tax consequences—Consequences to U.S. holders—Sale, exchange, redemption or other taxable disposition of notes" and "Certain U.S. federal tax consequences—Consequences to non-U.S. holders—Sale, exchange, certain redemptions, conversion or other taxable dispositions of notes or shares of common stock."

If the paying agent holds money sufficient to pay the redemption price due on a note on the redemption date in accordance with the terms of the indenture, then, on and after the redemption date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the redemption price upon delivery of the note.

The conversion right with respect to any notes we have called for redemption will expire at the close of business on the last business day immediately preceding the redemption date, unless we default in the payment of the redemption price.

If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in integral multiples of $1,000 principal amount by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. However, we may redeem the notes only in integral multiples of $1,000 principal amount. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of the notes, the principal amount of the note that is subject to redemption will be reduced by the principal amount that the holder converted.

We will not redeem any notes at our option if the principal amount of the notes has been accelerated and the acceleration has not been rescinded on or before the redemption date.

PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

On each of February 15, 2012, February 15, 2017 and February 15, 2022 (each, a "purchase date"), a holder may require us to purchase all or a portion of the holder's outstanding notes, at a price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date, subject to certain additional conditions. However, we will, on the purchase date, pay the accrued and unpaid interest to, but excluding, the purchase date to the holder of record at the close of business on the immediately preceding record date. Accordingly, the holder submitting the note for purchase will not receive this accrued and unpaid interest unless that holder was also the holder of record at the close of business on the immediately preceding record date.

On each purchase date, we will purchase all notes for which the holder has delivered and not withdrawn a written purchase notice. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days before the purchase date until the close of business on the business day immediately preceding the purchase date.

For a discussion of certain tax consequences to a holder receiving cash upon a purchase of the notes at the holder's option, see "Certain U.S. federal tax consequences—Consequences to U.S. holders—Sale, exchange, redemption or other taxable disposition of notes" and "Certain U.S. federal tax consequences—Consequences to non-U.S. holders—Sale, exchange, certain redemptions, conversion or other taxable dispositions of notes or shares of common stock."

We will give notice on a date that is at least 20 business days before each purchase date to all holders at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

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the amount of the purchase price;

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that notes with respect to which the holder has delivered a purchase notice may be converted, if otherwise convertible, only if the holder withdraws the purchase notice in accordance with the terms of the indenture; and

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the procedures that holders must follow to require us to purchase their notes, including the name and address of the paying agent.

To require us to purchase its notes, the holder must deliver a purchase notice that states:

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the certificate numbers of the holder's notes to be delivered for purchase, if they are in certificated form;

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the principal amount of the notes to be purchased, which must be an integral multiple of $1,000; and

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that the notes are to be purchased by us pursuant to the applicable provisions of the indenture.

A holder that has delivered a purchase notice may withdraw the purchase notice by delivering a written notice of withdrawal to the paying agent before the close of business on the business day before the purchase date. The notice of withdrawal must state:

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the name of the holder;

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a statement that the holder is withdrawing its election to require us to purchase its notes;

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the certificate numbers of the notes being withdrawn, if they are in certificated form;

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the principal amount being withdrawn, which must be an integral multiple of $1,000; and

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the principal amount, if any, of the notes that remain subject to the purchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the purchase price for a note for which the holder has delivered and not withdrawn a purchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will pay the purchase price for the note on the later of the purchase date and the time of delivery of the note, together with necessary endorsements.

If the paying agent holds on a purchase date money sufficient to pay the purchase price due on a note in accordance with the terms of the indenture, then, on and after that purchase date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the purchase price upon delivery of the note.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the purchase price for all notes holders have elected to have us purchase. Furthermore, financial covenants contained in our then-existing indebtedness may limit our ability to pay the purchase price to purchase notes. See "Risk factors—We may not have the ability to raise the funds to pay interest on the notes, to purchase the notes on the purchase dates or upon a fundamental change or to pay the cash payment due upon conversion." Our failure to purchase the notes when required would result in an event of default with respect to the notes.

We will not purchase any notes at the option of holders if the principal amount of the notes has been accelerated and the acceleration has not been rescinded on or before the purchase date.

In connection with any purchase offer, we will, to the extent applicable, comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws.

HOLDERS MAY REQUIRE US TO REPURCHASE THEIR NOTES UPON A FUNDAMENTAL CHANGE

If a "fundamental change," as described below, occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder's notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be repurchased, plus, except as described below, any accrued and unpaid interest to, but excluding, the "fundamental change repurchase date," as described below.

However, if the fundamental change repurchase date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date, and the repurchase price will not include any accrued and unpaid interest.

We must repurchase the notes on a date of our choosing, which we refer to as the "fundamental change repurchase date." However, the fundamental change repurchase date must be no later than 35 days, and no earlier than 20 days, after the date we have mailed a notice of the fundamental change, as described below.

Within 20 business days after the occurrence of a fundamental change, we must mail to all holders of notes at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, and publicly issue, through a reputable national newswire service, a notice regarding the fundamental change. The notice must state, among other things:

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the events causing the fundamental change;

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the date of the fundamental change;

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the fundamental change repurchase date;

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the last date on which a holder may exercise the repurchase right;

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the fundamental change repurchase price;

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the names and addresses of the paying agent and the conversion agent;

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the procedures that holders must follow to exercise their repurchase right;

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the conversion rate and any adjustments to the conversion rate that will result from the fundamental change; and

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that notes with respect to which a holder has delivered a fundamental change repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture.

To exercise the repurchase right, a holder must deliver a written fundamental change repurchase notice to the paying agent no later than the close of business on the business day immediately preceding the fundamental change repurchase date. This written notice must state:

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the certificate numbers of the notes that the holder will deliver for repurchase, if they are in certificated form;

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the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

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that the notes are to be repurchased by us pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

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the name of the holder;

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a statement that the holder is withdrawing its election to require us to repurchase its notes;

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the certificate numbers of the notes being withdrawn, if they are in certificated form;

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the principal amount of notes being withdrawn, which must be an integral multiple of $1,000; and

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the principal amount, if any, of the notes that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the fundamental change repurchase price for a note for which the holder has delivered and not withdrawn a fundamental change repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. We will pay the fundamental change repurchase price for the note on the later of the fundamental change repurchase date and the time of delivery of the note, together with necessary endorsements.

If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on a note in accordance with the terms of the indenture, then, on and after the fundamental change repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the fundamental change repurchase price upon delivery of the note.

A "fundamental change" generally will be deemed to occur upon the occurrence of a "change in control" or a "termination of trading."

A "change in control" generally will be deemed to occur at such time as:

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any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the "beneficial owner" (as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of our capital stock entitled to vote generally in the election of our directors ("voting stock");

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there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934;

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we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, unless either:

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the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such consolidation or merger "beneficially own," directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation's voting stock representing at least a majority of the total outstanding voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger; or

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both of the following conditions are satisfied (we refer to such a transaction as a "listed stock business combination"):

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at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and any associated rights traded on a U.S. national securities exchange (or which will be so traded when issued or exchanged in connection with such consolidation or merger); and

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as a result of such consolidation or merger, the notes become convertible into cash and, if applicable, solely such common stock and associated rights;

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the following persons cease for any reason to constitute a majority of our board of directors:

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individuals who on the first issue date of the notes constituted our board of directors; and

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any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office either who were directors on such first issue date of the notes or whose election or nomination for election was previously so approved; or

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we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.

However, a "change in control" will be deemed not to have occurred if the closing sale price per share of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the effective date of the relevant transaction that would otherwise have constituted a change in control exceeds 120% of the conversion price of the notes in effect on the last trading day of such immediately preceding calendar quarter.

There is no precise, established definition of the phrase "all or substantially all" under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets would permit a holder to exercise its right to have us repurchase its notes in accordance with the fundamental change provisions described above.

A "termination of trading" is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all notes holders have elected to have us repurchase. Furthermore, financial covenants contained in our then-existing indebtedness may limit our ability to pay the fundamental change repurchase price to repurchase notes. See "Risk factors—We may not have the ability to raise the funds to pay interest on the notes, to purchase the notes on the purchase dates or upon a fundamental change or to pay the cash payment due upon conversion." Our failure to repurchase the notes when required would result in an event of default with respect to the notes.

We may in the future enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders. The indenture for the notes does not restrict our or our future subsidiaries' ability to incur indebtedness, including senior or secured indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the notes.

In addition, the fundamental change repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. Furthermore, the fundamental change repurchase feature of the notes may in certain circumstances deter or discourage a third party from acquiring us, even if the acquisition may be beneficial to you.

We will not repurchase any notes at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated and the acceleration has not been rescinded on or before the repurchase date.

In connection with any fundamental change offer, we will, to the extent applicable, comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws.

RANKING

The notes will be our unsecured senior obligations and will rank equally with all our other unsecured senior indebtedness. However, the notes will be effectively subordinated to any of our future secured indebtedness to the extent of the assets securing such indebtedness. The notes will also be effectively subordinated to all liabilities, including trade payables and lease obligations, if any, of our future subsidiaries. Any right by us to receive the assets of any of our future subsidiaries upon its liquidation or reorganization, and the consequent right of the holders of the notes to participate in these assets, will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by us.

The notes are exclusively our obligations. Any of our future subsidiaries would be separate and distinct legal entities and would have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for payment on the notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our future subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of those subsidiaries and are subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our future subsidiaries.

The indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our future subsidiaries can create, incur, assume or guarantee.

CONSOLIDATION, MERGER AND SALE OF ASSETS

The indenture prohibits us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person, whether in a single transaction or series of related transactions, unless, among other things:

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if we are not the surviving person, the surviving person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

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such person assumes all of our obligations under the notes and the indenture; and

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no default or event of default exists immediately after giving effect to the transaction or series of transactions.

When the successor assumes all of our obligations under the indenture, except in the case of a lease, our obligations under the indenture will terminate.

Some of the transactions described above could constitute a fundamental change that permits holders to require us to repurchase their notes, as described under "—Holders may require us to repurchase their notes upon a fundamental change."

There is no precise, established definition of the phrase "all or substantially all" under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

EVENTS OF DEFAULT

The following are events of default under the indenture for the notes:

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our failure to pay the principal of or premium, if any, on any note when due, whether at maturity, upon redemption, on the purchase date with respect to a purchase at the option of the holder, on a fundamental change repurchase date with respect to a fundamental change or otherwise;

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our failure to pay an installment of interest on any note when due, if the failure continues for 30 days after the date when due;

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our failure to satisfy our conversion obligations upon the exercise of a holder's conversion right;

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our failure to timely provide notice as described under "—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change," "—Purchase of notes by us at the option of the holder" or "—Holders may require us to repurchase their notes upon a fundamental change";

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our failure to comply with any other term, covenant or agreement contained in the notes or the indenture, if the failure is not cured within 60 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

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a default by us or any of our future subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $15.0 million or more, or acceleration of our or our future subsidiaries' indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 60 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the indenture;

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failure by us or any of our future subsidiaries to pay final judgments, the aggregate uninsured portion of which is at least $15.0 million, if the judgments are not paid or discharged within 60 days; and

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certain events of bankruptcy, insolvency or reorganization with respect to us or any of our future subsidiaries that is a "significant subsidiary" (as defined in Regulation S-X under the Securities Exchange Act of 1934) or any group of our future subsidiaries that in the aggregate would constitute a "significant subsidiary."

If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by written notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest on, all notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest on, all notes will automatically become immediately due and payable.

After any such acceleration, the holders of a majority in aggregate principal amount of the notes, by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

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the rescission would not conflict with any order or decree;

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all events of default, other than the non-payment of accelerated principal or interest, have been cured or waived; and

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certain amounts due to the trustee are paid.

The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand. Subject to the indenture, applicable law and the trustee's rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

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the holder gives the trustee written notice of a continuing event of default;

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the holders of at least 25% in aggregate principal amount of the notes then outstanding make a written request to the trustee to pursue the remedy;

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the holder or holders offer and, if requested, provide the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense; and

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the trustee fails to comply with the request within 60 days after the trustee receives the notice, request and offer of indemnity and does not receive, during those 60 days, from holders of a majority in aggregate principal amount of the notes then outstanding, a direction that is inconsistent with the request.

However, the above limitations do not apply to a suit by a holder to enforce:

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the payment of any amounts due on that holder's notes after the applicable due date; or

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the right to convert that holder's notes in accordance with the indenture.

Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

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in the payment of principal of, or premium, if any, or interest on, any note or in the payment of the redemption price, purchase price or fundamental change repurchase price;

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arising from our failure to convert any note in accordance with the indenture; or

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in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

We will promptly notify the trustee if a default or event of default occurs. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by our officers stating whether they are aware of any default or event of default by us in performing any of our obligations under the indenture or the notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, the trustee must mail to each holder a notice of the default or event of default within 30 days after it occurs. However, the trustee need not mail the notice if the default or event of default:

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has been cured or waived; or

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is not in the payment of any amounts due with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of holders.

MODIFICATION AND WAIVER

We may amend or supplement the indenture or the notes with the consent of the trustee and holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with any provision of the indenture or notes. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:

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change the stated maturity of the principal of, or the payment date of any installment of interest or any premium on, any note;

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reduce the principal amount of, or any premium or interest on, any note;

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change the place, manner or currency of payment of principal of, or any premium or interest on, any note;

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impair the right to institute a suit for the enforcement of any payment on, or with respect to, or of the conversion of, any note;

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modify, in a manner adverse to the holders of the notes, the provisions of the indenture relating to redemption or the right of the holders to require us to purchase notes at their option or upon a fundamental change;

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modify the ranking provisions of the indenture in a manner adverse to the holders of notes;

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adversely affect the right of the holders of the notes to convert their notes in accordance with the indenture;

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reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a modification or amendment of the indenture or the notes;

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reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a waiver of compliance with any provision of the indenture or the notes or a waiver of any default or event of default; or

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modify the provisions of the indenture with respect to modification and waiver (including waiver of a default or event of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.

We may, with the trustee's consent, amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

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evidence the assumption of our obligations under the indenture and the notes by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets in accordance with the indenture;

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make adjustments in accordance with the indenture to the right to convert the notes upon certain reclassifications or changes in our common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets;

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secure our obligations in respect of the notes;

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add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us; or

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make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture.

In addition, we and the trustee may enter into a supplemental indenture without the consent of holders of the notes in order to cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not, individually or in the aggregate with all other changes, adversely affect the rights of any holder. We and the trustee may also enter into a supplemental indenture without the consent of holders of the notes in order to conform the indenture to the description of the notes contained in this prospectus supplement.

Except as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, by notice to the trustee, generally may:

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waive compliance by us with any provision of the indenture or the notes, as detailed in the indenture; and

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waive any past default or event of default and its consequences, except a default or event of default:

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in the payment of principal of, or premium, if any, or interest on, any note or in the payment of the redemption price, purchase price or fundamental change repurchase price;

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arising from our failure to convert any note in accordance with the indenture; or

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in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

DISCHARGE

We may generally satisfy and discharge our obligations under the indenture by:

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delivering all outstanding notes to the trustee for cancellation; or

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depositing with the trustee or the paying agent after the notes have become due and payable, whether at stated maturity or any redemption date, purchase date or fundamental change repurchase date, cash sufficient to pay all amounts due on all outstanding notes and paying all other sums payable under the indenture.

In addition, in the case of a deposit, there must not exist a default or event of default on the date we make the deposit, and the deposit must not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound.

The notes will not be subject to either the full defeasance or covenant defeasance provisions of the indenture.

CALCULATIONS IN RESPECT OF NOTES

We and our agents are responsible for making all calculations called for under the indenture and notes. These calculations include, but are not limited to, determination of the trading price of the notes, the current market price of our common stock, the number of shares, if any, issuable upon conversion of the notes and amounts of interest payable on the notes. We and our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes. We will provide a copy of these calculations to the trustee, as required, and, absent manifest error, the trustee is entitled to rely on the accuracy of our calculations without independent verification.

SEC REPORTING

In addition, the indenture requires us to provide the trustee with a copy of the reports we must file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act no later than 15 days after the date those reports must be filed with the SEC (after taking account any applicable extension pursuant to Rule 12b-25), except to the extent of any information for which we have received confidential treatment from the SEC. These reports will be deemed to be delivered to the trustee if we have filed them with the SEC through its EDGAR database no later than the time those reports must be filed with the SEC. If we cease to be subject to the reporting requirements of the Securities Exchange Act at any time when any notes remain outstanding, we will continue to provide the trustee and, upon request, holders with the reports we would have had to file with the SEC if we were subject to those reporting requirements no later than the time those reports would have had to be filed with the SEC.

REPORTS TO TRUSTEE

We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders.

UNCLAIMED MONEY

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest on, the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in the City of New York, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

PURCHASE AND CANCELLATION

The registrar, paying agent and conversion agent will forward to the trustee any notes surrendered to them for transfer, exchange, payment or conversion, and the trustee will promptly cancel those notes in accordance with its customary procedures. We will not issue new notes to replace notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.

We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any notes we purchase in this manner. Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

REPLACEMENT OF NOTES

We will replace mutilated, lost, destroyed or stolen notes at the holder's expense upon delivery to the trustee of the mutilated notes or evidence of the loss, destruction or theft of the notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen note, we or the trustee may require, at the expense of the holder, indemnity reasonably satisfactory to us and the trustee.

TRUSTEE AND TRANSFER AGENT

The trustee for the notes is Wells Fargo Bank, National Association, and we have appointed the trustee as the paying agent, bid solicitation agent, registrar, conversion agent and custodian with regard to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act of 1939, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. Wells Fargo Bank, National Association, and its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

The holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.

The transfer agent for our common stock is Mellon Investor Services LLC.

LISTING AND TRADING

The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, may not be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange. Our common stock is listed on the NASDAQ Global Market under the ticker symbol "CPTS."

FORM, DENOMINATION AND REGISTRATION OF NOTES

General

The notes will be issued in registered form, without interest coupons, in denominations of integral multiples of $1,000 principal amount, in the form of global securities, as further provided below. See "—Global securities" below for more information. The trustee need not:

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register the transfer of or exchange any note for a period of 15 days before selecting notes to be redeemed;

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register the transfer of or exchange any note during the period beginning at the opening of business 15 days before the mailing of a notice of redemption of notes selected for redemption and ending at the close of business on the day of the mailing; or

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register the transfer of or exchange any note that has been selected for redemption or for which the holder has delivered, and not validly withdrawn, a purchase notice or fundamental change repurchase notice, except, in the case of a partial redemption, purchase or repurchase, that portion of the notes not being redeemed, purchased or repurchased.

See "—Global securities," "—Certificated securities" and "Transfer restrictions" for a description of additional transfer restrictions that apply to the notes.

We will not impose a service charge in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global securities

Global securities will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of DTC or a nominee of DTC.

Investors may hold their interests in a global security directly through DTC, if they are DTC participants, or indirectly through organizations that are DTC participants.

Except in the limited circumstances described below and in "—Certificated securities," holders of notes will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

We will apply to DTC for acceptance of the global securities in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture and the notes. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC's applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.

Payments of principal, premium, if any, and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants' accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the underwriter), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Certificated securities

The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

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DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation; or

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an event of default has occurred and is continuing and the trustee has received a request from DTC to issue certificated securities.

Same-day settlement and payment

We will make payments in respect of the notes by wire transfer of immediately available funds to the accounts specified by holders of the notes. If a holder of a certificated note does not specify an account, we will mail a check to that holder's registered address.

We expect the notes will trade in DTC's Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, the underwriter or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

We have obtained the information we describe in this prospectus supplement concerning DTC and its book-entry system from sources that we believe to be reliable, but neither we nor the underwriter takes any responsibility for the accuracy of this information.

GOVERNING LAW

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Convertible note hedge and warrant transactions

In connection with the offering of the notes, we intend to enter into convertible note hedge and warrant transactions with one or more dealers, including UBS AG, London Branch, an affiliate of the underwriter of this offering. The convertible note hedge transactions are expected to mitigate against potential dilution from conversion of the notes. The convertible note hedge transactions are not intended to eliminate all, and may not eliminate a material amount, of such dilution risk. The convertible note hedges will expire within five years of the issuance of the notes and will not protect us from the effects of market appreciation of our common stock after that time. In addition, to the extent our stock price exceeds the strike price of the warrants, the dilution mitigation under the convertible note hedges will be limited as a result of dilution to the extent that the then market value per share of our common stock exceeds the strike price of the warrants. We estimate that the cost of the convertible note hedge transactions that is not covered by the proceeds from the sale of the warrants will be approximately $7.5 million. If the underwriter exercises its over-allotment option to purchase additional notes, we intend to use a portion of the net proceeds from the sale of additional notes to pay the cost of additional convertible note hedges and to sell additional warrants to the dealer counterparties.

The convertible note hedge and warrant transactions are separate transactions to be entered into by us with the dealer counterparties thereto, are not part of the terms of the notes and will not affect the holders' rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge and warrant transactions.

For a discussion of the potential impact of market or other activity by the dealer counterparties, or their affiliates, in connection with the convertible note hedge and warrant transactions, see "Risk Factors—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock."

Certain U.S. federal income tax consequences

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of notes and the shares of common stock into which the notes may be converted. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of common stock held as a capital asset by a beneficial owner who purchased the note on original issuance at its "issue price" (the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

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tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

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tax consequences to persons holding notes or common stock as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

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tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose "functional currency" is not the U.S. dollar;

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tax consequences to investors in pass-through entities;

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alternative minimum tax consequences, if any;

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any state, local or foreign tax consequences; and

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estate or gift tax consequences, if any.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds notes or shares of common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term "U.S. holder" means a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

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an individual citizen or resident of the United States;

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a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A "non-U.S. holder" is a beneficial owner (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Consequences to U.S. holders

Payment of interest

It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to their principal amount. In such case, interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder's usual method of accounting for tax purposes.

Sale, exchange, redemption or other taxable disposition of notes

Except as provided below under "Consequences to U.S. holders—Conversion of notes," a U.S. holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon the sale, exchange, redemption or other taxable disposition and such U.S. holder's tax basis in the note. A U.S. holder's tax basis in a note generally will be equal to the amount that the U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a U.S. holder is treated as having held the note for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. A U.S. holder's ability to deduct capital losses may be limited.

Conversion of notes solely into cash or cash and our common stock

If a U.S. holder receives solely cash in exchange for notes upon conversion, the U.S. holder's gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under "Consequences to U.S. holders—Sale, exchange, redemption or other taxable disposition of notes"). The tax treatment of a conversion of a note into cash and our common stock is uncertain, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a recapitalization.    If a combination of cash and our common stock is received by you upon conversion of notes, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that the conversion should be treated as a recapitalization. In such case, gain, but not loss, would be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such,) over a U.S. holder's tax basis in the notes, but in no event should the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder would receive in respect of the fractional share and the portion of the U.S. holder's tax basis in the common stock received that is allocable to the fractional share. Any gain or loss recognized on conversion generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year.

The tax basis of the shares of common stock received upon such a conversion (including any fractional share deemed to be received by the U.S. holder but excluding common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder's holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of conversion.

Alternative treatment as part conversion and part redemption.    If the above-discussed conversion of a note into cash and our common stock were not treated as a recapitalization, the cash payment received generally would be treated as proceeds from the sale of a portion of the note and taxed in the manner described under "Consequences to U.S. holders—Sale, exchange, redemption or other taxable disposition of notes" above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received on such a conversion would be treated as received upon a conversion of the remaining portion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest. In that case, the U.S. holder's tax basis in the note would generally be allocated pro rata among the common stock received, the fractional share that is sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of conversion.

Distributions

Distributions, if any, made on our common stock generally will be included in a U.S. holder's income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to dividends received by certain non-corporate U.S. holders (including individuals), for taxable years beginning before January 1, 2011, such dividends generally are taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder's tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder's proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, generally will not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a make-whole fundamental change may be treated as a deemed distribution. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the rules applicable to actual distributions, as summarized above under "—Consequences to U.S. holders—Distributions." It is unclear, however, (i) whether a constructive dividend deemed paid to a U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received and (ii) whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding taxes on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments to such U.S. holder on the common stock).

Sale, certain redemptions or other taxable dispositions of common stock

Upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder's tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder is treated as having held the common stock for more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. A U.S. holder's ability to deduct capital losses may be limited.

Possible effect of the change in conversion consideration

In certain situations, as described under "Description of notes—Change in the conversion right upon certain reclassifications, business combinations and asset sales," we may provide for the conversion of the notes into shares of an acquirer or other property. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss. In addition, the U.S. federal income tax consequences of a conversion following any such change in conversion consideration could be materially different than those described above under "Consequences to U.S. holders—Conversion of notes."

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient such as a corporation and, when required, certifies that it is an exempt recipient. Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Consequences to non-U.S. holders

Payments of interest

The 30% U.S. federal withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder provided that:

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the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

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the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

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the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

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(a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable U.S. Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) certifying that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and constructive distributions

Any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see "Consequences to U.S. holders—Constructive distributions" above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, exchange, certain redemptions, conversion or other taxable dispositions of notes or shares of common stock

Gain realized by a non-U.S. holder on the sale, exchange, certain redemptions or other taxable disposition of a note or common stock (as well as upon the conversion of a note into cash or into a combination of cash and stock) will not be subject to U.S. federal income tax unless:

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that gain is effectively connected with a non-U.S. holder's conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

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the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

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we are or have been a "U.S. real property holding corporation" (a "USRPHC") for U.S. federal income tax purposes during the shorter of the non-U.S. holder's holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be, and certain other conditions are met.

If you are a non-U.S. holder who is an individual described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock, generally in the same manner as if you were a U.S. holder. If you are described in the second bullet point above, you will be subject to a flat 30% tax on the gain recognized on the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock (which gain may be offset by U.S. source capital losses), even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain generally in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. Any amounts (including common stock) which a non-U.S. holder receives on a sale, exchange, redemption, conversion or other taxable disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under "Consequences to non-U.S. holders—Payments of interest." We believe that we are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

Information reporting and backup withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the certification described above in the last bullet point under "Consequences to non-U.S. holders—Payments of interest" has been received (and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient).

In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the certification described above in the last bullet point under "—Consequences to non-U.S. holders—Payments of interest" has been received (and we and the relevant financial intermediaries do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Underwriting

We are offering the notes described in this prospectus supplement through the underwriter, UBS Securities LLC. We have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase $75,000,000 principal amount of notes.

The underwriting agreement provides that the underwriter must buy all of the notes if it buys any of them. However, the underwriter is not required to take or pay for the notes covered by the underwriter's over-allotment option described below.

The notes are offered subject to a number of conditions, including:

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receipt and acceptance of the notes by the underwriter, and

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the underwriter's right to reject orders in whole or in part.

In connection with this offering, the underwriter or certain securities dealers may distribute prospectuses electronically.

Over-allotment option

We have granted the underwriter an option to buy up to $11,250,000 principal amount of additional notes. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriter has 30 days from the date of this prospectus supplement to exercise this option.

Commissions and discounts

Notes sold by the underwriter to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriter to securities dealers may be sold at a discount of up to 1.80% of the principal amount of the notes. Any of these securities dealers may resell any notes purchased from the underwriter to other brokers or dealers at a discount of up to 0.60% of the principal amount of the notes. If all the notes are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. Sales of notes made outside of the United States may be made by affiliates of the underwriter.

The following table shows the per note and total underwriting discounts and commissions (expressed as a percentage of the principal amount of notes) we will pay to the underwriter, assuming both no exercise and full exercise of the underwriter's option to purchase up to $11,250,000 principal amount of additional notes:

	No exercise	Full exercise

Per note	3.00%	3.00%
Total	$2,250,000	$2,587,500

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $400,000.

In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate principal amount of the securities offered pursuant to this prospectus supplement.

No sales of similar securities

We, our executive officers and directors and one of our other stockholders have entered into lock-up agreements with the underwriter. Under these agreements, we and each of these persons may not,

without the prior written approval of UBS Securities LLC, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock, any of our debt securities or any of our other securities that are substantially similar to our common stock or the notes, or any securities that are convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, these securities. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC may in its sole discretion release all or some of the securities from these lock-up agreements.

If:

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during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day lock-up period and ends on the last day of the 90-day lock-up period,

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we issue an earnings release; or

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material news or a material event relating to us occurs; or

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prior to the expiration of the 90-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day lock-up period, then the 90-day lock-up period will be extended until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs.

Indemnification and contribution

We have agreed to indemnify the underwriter and its controlling persons and certain affiliates against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriter and these controlling persons and affiliates may be required to make in respect of those liabilities.

Listing and trading

The notes offered by this prospectus supplement are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange. We have been advised by the underwriter that it intends to make a market in the notes, but the underwriter is not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurances as to the development or liquidity of any trading market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. Our common stock is listed on the NASDAQ Global Market under the ticker symbol "CPTS."

Price stabilization, short positions, passive market making

In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of the notes or our common stock, including:

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stabilizing transactions;

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short sales;

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purchases to cover positions created by short sales;

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imposition of penalty bids;

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covering transactions; and

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passive market making.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes or our common stock while this offering is in progress. These transactions may also include making short sales of the notes, which involve the sale by the underwriter of a greater amount of notes than it is required to purchase in this offering. Short sales may be "covered short sales," which are short positions in an amount not greater than the underwriter's over-allotment option referred to above, or may be "naked short sales," which are short positions in excess of that amount.

The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing notes in the open market. In making this determination, the underwriter will consider, among other things, the price of notes available for purchase in the open market compared to the price at which it may purchase notes through the over-allotment option. The underwriter must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of notes in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of the notes or our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. The underwriter may carry out these transactions in the over-the-counter market or otherwise.

In addition, in connection with this offering, the underwriter (and selling group members) may engage in passive market making transactions in our common stock on the NASDAQ Global Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the NASDAQ Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the notes or our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Affiliations

The underwriter and its affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees.

The underwriter and its affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Concurrently with this offering, we intend to enter into convertible note hedge transactions with one or more dealers, including UBS AG, London Branch, an affiliate of the underwriter of this offering. We also intend to enter into warrant transactions with these same dealers, including UBS AG, London Branch. If the underwriter exercises its over-allotment option, we intend to use a portion of the net proceeds from the sale of the additional notes to purchase additional convertible note hedges relating to the additional notes and to sell additional warrants to the dealer counterparties.

Legal matters

The validity of the securities offered by this prospectus supplement will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. Dewey Ballantine LLP, New York, New, York, is counsel for the underwriter in connection with this the offering.

Experts

The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our public filings are also available to the public at the SEC's web site at http://www.sec.gov. You may also inspect copies of these materials and other information about us at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1500.

The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K or that is furnished in the future, which information is not deemed filed under the Exchange Act):

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Our annual report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 16, 2006 (File No. 000-27596);

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The information specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2005 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 24, 2006 (File No. 000-27596);

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Our quarterly report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 10, 2006 (File No. 000-27596);

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Our quarterly report on Form 10-Q for the quarter ended June 30, 2006, filed with the SEC on August 9, 2006 (File No. 000-27596);

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Our quarterly report on Form 10-Q for the quarter ended September 30, 2006, filed with the SEC on November 7, 2006 (File No. 000-27596);

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Our current reports on Form 8-K or Form 8-K/A filed on February 15, 2006, February 16, 2006, March 14, 2006, March 15, 2006, April 6, 2006, April 26, 2006, June 8, 2006, August 9, 2006, October 24, 2006, October 26, 2006, February 5, 2007 and February 6, 2007 (in each case excluding the portions deemed "furnished" and not "filed" with the SEC);

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The description of our common stock, which is registered under Section 12 of the Exchange Act in our registration statement on Form 8-A, filed with the SEC on December 26, 1995, including any amendments or reports filed for the purpose of updating such description; and

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The description of our Series A Participating Preferred Stock, which is registered under Section 12 of the Exchange Act in our registration statement on Form 8-A, filed with the SEC on February 28, 1997 (File No. 000-27596), including any amendments or reports filed for the purpose of updating such description.

These documents may also be accessed on our website at www.conceptus.com. Information contained in, or accessible through, our website is not a part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference room or internet site. Our statements in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement or the accompanying prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement or the accompanying prospectus but not delivered with the prospectus supplement or the accompanying prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to the Investor Relations Department at Conceptus, Inc., at 331 East Evelyn Avenue, Mountain View, CA 94041, telephone:(650) 962-4000.

PROSPECTUS

$150,000,000

Conceptus, Inc.

Debt Securities, Preferred Stock,
Common Stock and Warrants

        We may from time to time sell any combination of debt securities, preferred stock, common stock and warrants described in this prospectus in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $150,000,000.

        This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

        We will sell these securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

        Our common stock is traded on The Nasdaq Stock Market under the symbol "CPTS." On December 15, 2006, the closing price of our common stock was $21.99.

Investing in our securities involves certain risks. See "Risk Factors" on page 1.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 18, 2007.

i

ABOUT THIS PROSPECTUS

        This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or Commission, utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein by reference, together with additional information described under the next heading "Where You Can Find More Information."

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities sold on a later date.

ABOUT CONCEPTUS

        We develop, manufacture and market the Essure® system, an innovative and proprietary non-incisional permanent birth control device for women. The Essure system is a soft and flexible micro-insert delivered into a woman's fallopian tubes designed to provide permanent birth control by causing a benign tissue in-growth that blocks the fallopian tubes. A successfully placed Essure micro-insert prohibits the egg from traveling through the fallopian tubes and therefore prevents fertilization. The Essure placement procedure is typically performed as an outpatient procedure and is intended to be a less invasive and a less costly alternative to tubal ligation, the leading form of birth control in the United States and worldwide.

        We were incorporated in Delaware in 1992. Our principal executive offices are located at 331 East Evelyn Avenue, Mountain View, CA 94041. Our telephone number is (650) 962-4000. Our website address is www.conceptus.com. Information contained in our website is not a part of this prospectus. References in this prospectus to "Conceptus" "we," "us" and "our" refer to Conceptus, Inc.

RISK FACTORS

        You should carefully consider the specific risks set forth under the caption "Risk Factors" in the applicable prospectus supplement and under the captions "Risk Factors" in any of our filings with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, incorporated by reference herein, before making an investment decision. For more information, see "Where You Can Find More Information."

FORWARD-LOOKING STATEMENTS

        This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project," or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth under the caption "Risk Factors" and the documents incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

RATIO OF EARNINGS TO FIXED CHARGES

        Our earnings are inadequate to cover fixed charges. The following table sets forth the dollar amount of the coverage deficiency. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding.

	Year Ended December 31,
						Nine months ended September 30, 2006
	2001	2002	2003	2004	2005
Ratio of earnings to fixed charges	(1)	(1)	(1)	(1)	(1)	(1)

(1)
Earnings were insufficient to cover fixed charges by $18,074,000, $32,510,000, $39,528,000, $26,069,000, $21,801,000 and $14,556,000 for the fiscal years ended December 31, 2001, 2002, 2003, 2004, 2005 and the nine months ended September 30, 2006, respectively.

        The ratio of earnings to fixed charges is computed by dividing (i) loss before income taxes, plus fixed charges by (ii) fixed charges. Fixed charges consist of the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals) and interest expense on indebtedness.

USE OF PROCEEDS

        Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include working capital and acquisitions or investments in businesses, products or technologies that are complementary to our own. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending the application of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

PLAN OF DISTRIBUTION

        We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

        If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

        If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

        We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

        The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

DESCRIPTION OF DEBT SECURITIES

        The debt securities covered by this prospectus will be our senior or subordinated debt securities issued under one or more separate senior or subordinated indentures to be entered into between us and a trustee to be identified in the applicable prospectus supplement. This prospectus, together with its prospectus supplement, will describe all the material terms of a particular series of debt securities.

        The following is a summary of the most important provisions and definitions of the indentures. For additional information, you should look at the applicable indenture that is filed as an exhibit to the registration statement which includes the prospectus. The indentures are substantially identical except for the subordination provisions described below under "Subordinated Debt Securities." In this description of debt securities, the words "we," "us," or "our" refer only Conceptus and not to any of our subsidiaries.

General

        Debt securities may be issued in separate series without limitation as to aggregate principal amount, though such amount shall be limited by the aggregate principal amount of securities that we may sell under this prospectus. We may specify a maximum aggregate principal amount for the debt securities of any series.

        The prospectus supplement will set forth:

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  whether the debt securities will be senior or subordinated;

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  the offering price;

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  the title;

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  any limit on the aggregate principal amount;

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  the person who shall be entitled to receive interest, if other than the record holder on the record date;

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  the date the principal will be payable;

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  the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates;

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  the place where payments may be made;

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  any mandatory or optional redemption provisions;

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  if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

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  if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency;

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  the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;

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  if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount;

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  any defeasance provisions if different from those described below under "Satisfaction and Discharge; Defeasance";

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  any conversion or exchange provisions;

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  any obligation to redeem or purchase the debt securities pursuant to a sinking fund;

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  whether the debt securities will be issuable in the form of a global security;

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  any subordination provisions, if different from those described below under "Subordinated Debt Securities";

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  any deletions of, or changes or additions to, the events of default or covenants; and

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  any other specific terms of such debt securities.

        Unless otherwise specified in the prospectus supplement:

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  the debt securities will be registered debt securities; and

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  registered debt securities denominated in U.S. dollars will be issued in denominations of $2,000 and an integral multiple of $1,000 thereafter.

        Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates.

Exchange and Transfer

        Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

        We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

        In the event of any potential redemption of debt securities of any series, we will not be required to:

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  issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

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  register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

        We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

        The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

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  be registered in the name of a depositary that we will identify in a prospectus supplement;

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  be deposited with the depositary or nominee or custodian; and

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  bear any required legends.

        No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

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  the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

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  an event of default is continuing; or

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  any other circumstances described in a prospectus supplement occurs.

        As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

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  will not be entitled to have the debt securities registered in their names;

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  will not be entitled to physical delivery of certificated debt securities; and

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  will not be considered to be holders of those debt securities under the indentures.

        Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

        Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

        Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.

        The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

Payment and Paying Agent

        The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

        We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

        Except as otherwise set forth in the applicable prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

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  the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity;

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  the successor assumes our obligations on the debt securities and under the indenture;

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  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

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  certain other conditions are met.

Events of Default

        Unless we inform you otherwise in the prospectus supplement, the indenture will define an event of default with respect to any series of debt securities as one or more of the following events:

          (1)   failure to pay principal of or any premium on any debt security of that series when due;

          (2)   failure to pay any interest on any debt security of that series for 30 days when due;

          (3)   failure to deposit any sinking fund payment within 30 days of when due;

          (4)   failure to perform any other covenant in the indenture continued for 90 days after being given the notice required in the indenture;

          (5)   our bankruptcy, insolvency or reorganization; and

          (6)   any other event of default specified in the prospectus supplement.

        An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

        If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.

        If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under "Subordinated Debt Securities."

        After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

        Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

          (1)   the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

          (2)   the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

          (3)   the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

        Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed in (1) through (3) above.

        We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

Modification and Waiver

        Except as provided in the next two succeeding paragraphs, we and the trustee may make modifications and amendments to the indentures (including, without limitation, through consents obtained in connection with a purchase of, or tender offer or exchange offer for, outstanding securities) and may waive any existing default or event of default (including, without limitation, through consents obtained in connection with a purchase of, or tender offer or exchange offer for, outstanding securities) with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

        However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

  •
  change the stated maturity of any debt security;

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  reduce the principal of, premium, if any, on or interest on any debt security;

  •
  reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

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  reduce the rate of interest on any debt security;

  •
  change the currency in which any debt security is payable;

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  impair the right to enforce any payment after the stated maturity or redemption date;

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  waive any default or event of default in payment of the principal of, premium on or interest on any debt security;

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  waive a redemption payment or modify any of the redemption provisions of any debt security;

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  adversely affect the right, if any, to convert any debt security; or

  •
  change the provisions in the indenture that relate to modifying or amending the indenture.

        Notwithstanding the preceding, without the consent of any holder of outstanding securities, we and the trustee may amend or supplement the indentures:

  •
  to cure any ambiguity, defect or inconsistency;

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  to provide for uncertificated securities in addition to or in place of certificated securities;

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  to provide for the assumption of our obligations to holders of any debt security in the case of a merger or consolidation or sale of all or substantially all of our assets;

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  to make any change that would provide any additional rights or benefits to the holders of securities or that does not adversely affect the legal rights under the indenture of any such holder;

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  to comply with requirements of the Commission in order to effect or maintain the qualification of an indenture under the Trust Indenture Act;

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  to conform the text of the indentures to any provision of the Description of Debt Securities to the extent that such provision in the Description of Debt Securities was intended to be a verbatim recitation of a provision of the indentures;

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  to provide for the issuance of additional securities in accordance with the limitations set forth in the indenture as of the date of the indenture;

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  to allow any guarantor to execute a supplemental indenture with respect to debt securities and to release guarantors in accordance with the terms of the indenture; or

  •
  to add additional obligors under the indenture and the securities.

        The consent of holders is not necessary under the indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge; Defeasance

        We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due on the stated maturity date or redemption date of the debt securities.

        Each indenture contains a provision that permits us to elect:

  •
  to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and/or

  •
  to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these covenants:

          (1)   the subordination provisions under the subordinated indenture; and

          (2)   covenants as to payment of taxes and maintenance of corporate existence.

        To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and any premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.

        If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on the debt securities, the registration of transfer and exchange of the debt securities and replacement of lost, stolen or mutilated debt securities.

Notices

        Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

        The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

Regarding the Trustee

        The indenture limits the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

        The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

Subordinated Debt Securities

        Payment on the subordinated debt securities will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness (except that holders of notes may receive and retain subordinated debt securities and payments made from either of the trusts described under "Satisfaction and Discharge; Defeasance"). The subordinated debt securities also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

        Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the subordinated debt securities are entitled to receive any payment or distribution (except that holders of notes may receive and retain subordinated debt securities and payments made from either of the trusts described under "Satisfaction and Discharge; Defeasance"). The indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

        We may not make any payment on the subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

  •
  a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"); or

  •
  a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a notice of such default (called a "payment blockage notice") from us or any other person permitted to give such notice under the indenture (called a "non-payment default").

        We may resume payments and distributions on the subordinated debt securities:

  •
  in the case of a payment default, upon the date on which such default is cured, waived or ceases to exist; and

  •
  in the case of a non-payment default, the earlier of the date on which such nonpayment default is cured, waived or ceases to exist and 179 days after the date on which the payment blockage notice is received by the trustee, if the maturity of the designated senior indebtedness has not been accelerated.

        No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and all scheduled payments of principal, any premium and interest, including any liquidated damages, on the notes that have come due have been paid in full in cash. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice unless the non-payment default is based upon facts or events arising after the date of delivery of such payment blockage notice.

        If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness (except that holders of notes may receive and retain subordinated debt securities and payments made from either of the trusts described under "Satisfaction and Discharge; Defeasance").

        In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

        We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the subordinated debt securities. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

Certain Definitions

        "permitted junior securities" means:

          (1)   equity interests in our company; or

          (2)   debt securities that are subordinated to all senior indebtedness and any debt securities issued in exchange for senior indebtedness to substantially the same extent as, or to a greater extent than, the notes are subordinated to senior indebtedness under the indenture.

        "senior indebtedness" means the principal, premium, if any, interest, including any interest accruing after bankruptcy, and rent or termination payment on or other amounts due on our current or future indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by us, including any deferrals, renewals, extensions, refundings, amendments, modifications or supplements to the above. However, senior indebtedness does not include:

  •
  indebtedness that expressly provides that it shall not be senior in right of payment to the subordinated debt securities or expressly provides that it is on the same basis or junior to the subordinated debt securities;

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  our indebtedness to any of our majority-owned subsidiaries, and

  •
  the subordinated debt securities.

DESCRIPTION OF COMMON STOCK

        The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, or Certificate of Incorporation, and our Amended and Restated Bylaws, or Bylaws, copies of which are on file with the Commission as exhibits to registration statements and reports previously filed by us. See "Where You Can Find More Information."

        We have authority to issue 50,000,000 shares of common stock, $0.003 par value per share. As of November 30, 2006, we had 29,444,378 shares of common stock outstanding.

        Each share of common stock entitles its holder to one vote on all matters to be voted upon by stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock may receive ratably any dividends that the board of directors may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of preferred stock that may be outstanding. The common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be issued under this prospectus will be fully paid and non-assessable.

        See "Certain Provisions of Delaware Law and of the Company's Certificate of Incorporation and Bylaws—Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Bylaws" for a description of provisions of our Certificate of Incorporation and Bylaws which may have the effect of delaying changes in our control or management.

Stockholder Rights Plan

        On February 27, 1997, our board of directors adopted a stockholder rights plan and declared a dividend of one preferred share purchase right for each outstanding share of common stock to stockholders of record as of March 26, 1997. Each right entitles the holder to purchase one one-thousandth of a share of Series A Participating Preferred Stock at a price of $80 per share. Under certain circumstances, if a person or group acquires 20% or more of our outstanding common stock, holders of the rights (other than the person or group triggering their exercise) will be able to purchase, in exchange for the $80 exercise price, shares of our common stock, par value $0.003 per share, or of any company into which we are merged having a value of $160. The rights expire on February 26, 2007 unless extended by our board of directors.

Classified Board of Directors

        Our Certificate of Incorporation provides for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The classified board provision will help to assure the continuity and stability of our board of directors and the business strategies and policies of our company as determined by our board of directors. The classified board provision could have the effect of discouraging a third party from making a tender offer or attempting to obtain control of us. In addition, the classified board provision could delay stockholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Transfer Agent And Registrar

        The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

DESCRIPTION OF PREFERRED STOCK

        We have authority to issue 3,000,000 shares of preferred stock, $0.003 par value per share. As of November 30, 2006, we had no shares of preferred stock outstanding.

General

        Under our Certificate of Incorporation, our board of directors is authorized generally without stockholder approval to issue shares of preferred stock from time to time, in one or more classes or series. Prior to the issuance of shares of each series, our board of directors is required by the Delaware General Corporation Law and our Certificate of Incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, the following:

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  the number of shares constituting each class or series;

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  voting rights;

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  rights and terms of redemption (including sinking fund provisions);

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  dividend rights and rates;

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  dissolution;

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  terms concerning the distribution of assets;

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  conversion or exchange terms;

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  redemption prices; and

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  liquidation preferences.

        All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or which holders might believe to be in their best interests.

        We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the following terms:

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  the title and stated value of the preferred stock;

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  the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

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  the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

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  whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

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  the procedures for any auction and remarketing, if any, for the preferred stock;

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  the provisions for a sinking fund, if any, for the preferred stock;

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  the provision for redemption, if applicable, of the preferred stock;

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  any listing of the preferred stock on any securities exchange;

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  the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

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  voting rights, if any, of the preferred stock;

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  whether interests in the preferred stock will be represented by depositary shares;

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  a discussion of any material and/or special United States Federal income tax considerations applicable to the preferred stock;

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  the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

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  any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

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  any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

        Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

  •
  senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

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  on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

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  junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term "equity securities" does not include convertible debt securities.

Series A Participating Preferred Stock

        In February 1997, we designated of 30,000 shares of the Company's preferred stock as Series A Participating Preferred Stock, or Series A Preferred, with a par value equal to $0.003 per share. The Series A Preferred are not redeemable. The Series A Preferred is entitled to an aggregate dividend of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Series A Preferred will be entitled to a preferential liquidation payment equal to accrued but unpaid dividends plus the greater of $1,000 per share or 1,000 times the aggregate per share amount to be distributed to the holders of Common Stock. Each share of Series A Preferred will have 1,000 votes, voting together with the holders of Common Shares, except as required by law or the Certificate of Determination of Rights, Preferences and Privileges of Series A Participating Preferred Stock. In the event of any merger, consolidation or other transaction in which Common Shares are changed or exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per share of Common Stock.

Transfer Agent and Registrar

        The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of debt securities, preferred stock or common stock. We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent The warrant agent will act solely as our agent in connection with the series of warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

        The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

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  the title of the warrants;

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  the aggregate number of the warrants;

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  the price or prices at which the warrants will be issued;

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  the designation, terms and number of shares of debt securities, preferred stock or common stock purchasable upon exercise of the warrants;

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  the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;

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  the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

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  the price at which each share of debt securities, preferred stock or common stock purchasable upon exercise of the warrants may be purchased;

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  the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

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  the minimum or maximum amount of the warrants which may be exercised at any one time;

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  information with respect to book-entry procedures, if any;

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  a discussion of certain federal income tax considerations; and

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  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF
THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

        The following paragraphs summarize certain provisions of the Delaware General Corporation Law, or DGCL, and our Certificate of Incorporation and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and to our Certificate of Incorporation and Bylaws, copies of which are on file with the Commission as exhibits to registration statements and reports previously filed by us and incorporated by reference herein. See "Where You Can Find More Information."

Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Bylaws

        Our Certificate of Incorporation and Bylaws contain provisions that, together with the ownership position of our officers, directors and their affiliates, could discourage potential takeover attempts and make it more difficult for stockholders to change management, which could adversely affect the market price of our common stock.

        Our Certificate of Incorporation limits the personal liability of our directors our company and stockholders to the fullest extent permitted by the DGCL. The inclusion of this provision in our Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care.

        Our Bylaws provide that special meetings of stockholders can be called only by our board of directors, the Chairman of our board of directors, our president or by one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at that meeting. Any vacancy on the board of directors resulting from death, resignation, removal or otherwise or newly created directorships may be filled only by vote of the majority of directors then in office, or by a sole remaining director. Our Certificate of Incorporation and Bylaws also provide for a classified board. See "Description of Common Stock."

Section 203 of the Delaware General Corporation Law

        We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

  •
  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines business combination to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as an entity or person who, together with the person's affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

        We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. Section 203 may also discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

LEGAL MATTERS

        Latham & Watkins LLP, Menlo Park, California, will issue an opinion about certain legal matters with respect to the securities.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of our company pursuant to the Certificate of Incorporation, Bylaws or applicable law, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our public filings are also available to the public at the Commission's web site at http://www.sec.gov. You may also inspect copies of these materials and other information about us at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1500.

        The Commission allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering and also between the date of the initial registration statement and prior to effectiveness of the registration statement (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

  •
  Our annual report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Commission on March 16, 2006;

  •
  The information specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2005 from our definitive proxy statement on Schedule 14A, filed with the Commission on April 24, 2006;

  •
  Our quarterly report on Form 10-Q for the quarter ended March 31, 2006, filed with the Commission on May 10, 2006;

  •
  Our quarterly report on Form 10-Q for the quarter ended June 30, 2006, filed with the Commission on August 9, 2006;

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  Our quarterly report on Form 10-Q for the quarter ended September 30, 2006, filed with the Commission on November 7, 2006;

  •
  Our current reports on Form 8-K or Form 8-K/A filed on February 15, 2006, February 16, 2006, March 14, 2006, March 15, 2006, April 6, 2006, April 26, 2006, June 8, 2006, August 9, 2006, October 24, 2006 and October 26, 2006;

  •
  The description of our common stock, which is registered under Section 12 of the Exchange Act in our registration statement on Form 8-A, filed with the Commission on December 26, 1995, including any amendments or reports filed for the purpose of updating such description; and

  •
  The description of our Series A Participating Preferred Stock, which is registered under Section 12 of the Exchange Act in our registration statement on Form 8-A, filed with the Commission on February 28, 1997, including any amendments or reports filed for the purpose of updating such description.

These documents may also be accessed on our website at www.conceptus.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

        This prospectus is part of a registration statement on Form S-3 we have filed with the Commission under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the Commission. You may inspect and copy the registration statement, including exhibits, at the Commission's public reference room or internet site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to the Investor Relations Department at Conceptus, Inc., at 331 East Evelyn Avenue, Mountain View, CA 94041, telephone: (650) 962-4000.

$150,000,000

CONCEPTUS, INC.

Debt Securities, Preferred Stock, Common Stock and Warrants

PROSPECTUS

January 18, 2007

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

2.25% Convertible Senior Notes due 2027

PROSPECTUS SUPPLEMENT

February 6, 2007

QuickLinks

  Prospectus supplement summary
  The offering
  Risk factors
  Forward-looking statements
  Use of proceeds
  Market price of common stock
  Dividend policy
  Capitalization
  Management
  Description of notes
  Convertible note hedge and warrant transactions
  Certain U.S. federal income tax consequences
  Underwriting
  Legal matters
  Experts
  Where you can find more information
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
ABOUT CONCEPTUS
RISK FACTORS
FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
PLAN OF DISTRIBUTION
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF WARRANTS
CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS
LEGAL MATTERS
EXPERTS
LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
WHERE YOU CAN FIND MORE INFORMATION